$600,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

SPH GROUP HOLDINGS LLC

STEEL EXCEL INC.

IGO, INC.

as Borrowers,

HANDY & HARMAN GROUP LTD.

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC CAPITAL MARKETS LLC

CITIZENS BANK, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers,

PNC CAPITAL MARKETS LLC
CITIZENS BANK, N.A.

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Syndication Agents

and

TD Bank, N.A.

Fifth Third Bank, National Association

KeyBank National Association

MUFG Bank, Ltd.

Santander Bank, N.A.

as Co-Documentation Agents

Dated as of December 29, 2021

TABLE OF CONTENTS

Page

1.	CERTAIN DEFINITIONS			1

	1.1	Certain Definitions		1
	1.2	Construction		49
	1.3	Accounting Principles; Changes in GAAP		50
	1.4	Currency Conditions		51
	1.5	Exchange Rates; Currency Equivalents		51
	1.6	Limitation on Liability of iGo		51
	1.7	Quebec Interpretation		52
	1.8	Benchmark Replacement Notification		52
	1.9	Conforming Changes Relating to Term SOFR, Daily Simple SOFR, Daily Simple RFR or Term RFR		53

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			53

	2.1	Revolving Credit Commitments		53

		2.1.1	Revolving Credit Loans; Alternative Currency Loans	53
		2.1.2	Reserved	53
		2.1.3	Swing Loan Commitment	53

	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		54
	2.3	Commitment Fees		54
	2.4	Termination or Reduction of Revolving Credit Commitments		54
	2.5	Revolving Credit Loan Requests; Conversions and Renewals; Swing Loan Requests		55

		2.5.1	Revolving Credit Loan Requests	55
		2.5.2	Swing Loan Requests	55

	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		56

		2.6.1	Making Revolving Credit Loans	56
		2.6.2	Presumptions by the Administrative Agent	56
		2.6.3	Making Swing Loans	57
		2.6.4	Repayment of Revolving Credit Loans	57
		2.6.5	Borrowings to Repay Swing Loans	57
		2.6.6	Swing Loans Under Cash Management Agreements	57

	2.7	Notes		58
	2.8	Use of Loan Proceeds		58
	2.9	Letter of Credit Subfacility		58

		2.9.1	Issuance of Letters of Credit	58
		2.9.2	Letter of Credit Fees	60
		2.9.3	Disbursements, Reimbursement	60

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		2.9.4	Repayment of Participation Advances	61
		2.9.5	Documentation	62
		2.9.6	Determinations to Honor Drawing Requests	62
		2.9.7	Nature of Participation and Reimbursement Obligations	62
		2.9.8	Indemnity	64
		2.9.9	Liability for Acts and Omissions	64
		2.9.10	Issuing Lender Reporting Requirements	65

	2.10	Defaulting Lenders		66
	2.11	Increase in Revolving Credit Commitments		67

		2.11.1	Increasing Lenders and New Lenders	67
		2.11.2	Treatment of Outstanding Loans and Letters of Credit	69

	2.12	Utilization of Commitments in Alternative Currencies		69

		2.12.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Alternative Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	69
		2.12.2	European Monetary Union; Payments In Euros Under Certain Circumstances	70

3.	ACCORDION TERM LOANS			71

	3.1	Accordion Term Loan		71

		3.1.1	Existing Lenders and New Lenders	71
		3.1.2	Nature of Obligation with Respect to Accordion Term Loans; Repayment Terms	72

4.	INTEREST RATES			72

	4.1	Interest Rate Options		72

		4.1.1	Revolving Credit Interest Rate Options	73
		4.1.2	Rate Quotations	74

	4.2	Interest Periods		74

		4.2.1	Amount of Borrowing Tranche	74
		4.2.2	Renewals	74
		4.2.3	No Conversion of Alternative Currency Loans.	74

	4.3	Interest After Default		74

		4.3.1	Letter of Credit Fees, Interest Rate	74
		4.3.2	Other Obligations	74
		4.3.3	Acknowledgment	74
		4.3.4	Interest Act (Canada)	75

	4.4	Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting		75

		4.4.1	Unascertainable; Increased Costs; Deposits Not Available	75

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Page

		4.4.2	Illegality	76
		4.4.3	Administrative Agent’s and Lender’s Rights	76
		4.4.4	Benchmark Replacement Setting	77

	4.5	Selection of Interest Rate Options		82

5.	PAYMENTS			83

	5.1	Payments		83
	5.2	Pro Rata Treatment of Lenders		83
	5.3	Sharing of Payments by Lenders		84
	5.4	Presumptions by Administrative Agent		84
	5.5	Interest Payment Dates		85
	5.6	Voluntary Prepayments		85

		5.6.1	Right to Prepay	85
		5.6.2	Replacement of a Lender	86
		5.6.3	Designation of a Different Lending Office	87

	5.7	Mandatory Prepayments		87

		5.7.1	Line Cap	87
		5.7.2	Currency Fluctuations	87
		5.7.3	Sale of Assets	88
		5.7.4	Issuance of Debt	88
		5.7.5	Material Recovery Event	88
		5.7.6	Application of Payments; Application Among Interest Rate Options	89

	5.8	Increased Costs		89

		5.8.1	Increased Costs Generally	89
		5.8.2	Capital Requirements	90
		5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	90
		5.8.4	Delay in Requests	90
		5.8.5	Additional Reserve Requirements	91

	5.9	Taxes		91

		5.9.1	Issuing Lender	91
		5.9.2	Payments Free of Taxes	91
		5.9.3	Payment of Other Taxes by the Loan Parties	91
		5.9.4	Indemnification by the Loan Parties	91
		5.9.5	Indemnification by the Lenders	92
		5.9.6	Evidence of Payments	92
		5.9.7	Status of Lenders	92
		5.9.8	Treatment of Certain Refunds	94
		5.9.9	Survival	94

	5.10	Indemnity		95
	5.11	Settlement Date Procedures		95

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	5.12	Currency Conversion Procedures for Judgments		96
	5.13	Indemnity in Certain Events		96

6.	REPRESENTATIONS AND WARRANTIES			96

	6.1	Representations and Warranties		96

		6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	96
		6.1.2	Subsidiaries and Owners; Investment Companies	97
		6.1.3	Validity and Binding Effect	97
		6.1.4	No Conflict; Material Agreements; Consents	97
		6.1.5	Litigation	98
		6.1.6	Financial Statements	98
		6.1.7	Margin Stock	99
		6.1.8	Full Disclosure	99
		6.1.9	Taxes	99
		6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	99
		6.1.11	Liens in the Collateral	99
		6.1.12	Insurance	100
		6.1.13	ERISA Compliance	100
		6.1.14	Environmental Matters	101
		6.1.15	Solvency	102
		6.1.16	Anti-Terrorism Laws	102
		6.1.17	Anti-Corruption Laws	102
		6.1.18	Labor Disputes	102
		6.1.19	Certificate of Beneficial Ownership	102

	6.2	Updates to Schedules		103

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			103

	7.1	First Loans and Letters of Credit		103

		7.1.1	Deliveries	103
		7.1.2	Payment of Fees	105

	7.2	Each Loan or Letter of Credit		105

8.	COVENANTS			105

	8.1	Affirmative Covenants		106

		8.1.1	Preservation of Existence, Etc	106
		8.1.2	Payment of Liabilities, Including Taxes, Etc	106
		8.1.3	Maintenance of Insurance	106
		8.1.4	Maintenance of Properties	106
		8.1.5	Visitation Rights	106
		8.1.6	Keeping of Records and Books of Account	107
		8.1.7	Compliance with Laws; Use of Proceeds	107
		8.1.8	Further Assurances	107

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		8.1.9	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	107
		8.1.10	Keepwell	107
		8.1.11	Additional Guaranties and Collateral	108
		8.1.12	Canadian Pension Plans	109
		8.1.13	Post-Closing Matters	109
		8.1.14	Field Exams	110
		8.1.15	Certificate of Beneficial Ownership and Other Additional Information	110
		8.1.16	Margin Stock	110

	8.2	Negative Covenants		110

		8.2.1	Indebtedness	110
		8.2.2	Liens; Lien Covenants	112
		8.2.3	Prepayments or Amendments of Other Indebtedness	112
		8.2.4	Loans and Investments	113
		8.2.5	Dividends and Related Distributions	115
		8.2.6	Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions	116
		8.2.7	Dispositions of Assets or Subsidiaries	117
		8.2.8	Affiliate Transactions	118
		8.2.9	Subsidiaries, Partnerships and Joint Ventures	119
		8.2.10	Continuation of or Change in Business	119
		8.2.11	Fiscal Year	119
		8.2.12	Issuance of Stock	119
		8.2.13	Changes in Organizational Documents	120
		8.2.14	Limitation on Negative Pledge Clauses	120
		8.2.15	Limitations on Restrictions Affecting Subsidiaries	120
		8.2.16	Maximum Leverage Ratio	120
		8.2.17	Division	121
		8.2.18	Minimum Interest Coverage Ratio	121
		8.2.19	Sanctions and other Anti-Terrorism Laws	121
		8.2.20	Anti-Corruption Laws	121
		8.2.21	Margin Stock	121

	8.3	Reporting Requirements		121

		8.3.1	Quarterly Financial Statements	121
		8.3.2	Annual Financial Statements	122
		8.3.3	Certificate of the Borrowers	122
		8.3.4	Notices	122

9.	DEFAULT			124

	9.1	Events of Default		124

		9.1.1	Payments Under Loan Documents	124
		9.1.2	Breach of Warranty	124
		9.1.3	Anti-Terrorism Laws	125

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Page

		9.1.4	Breach of Certain Covenants	125
		9.1.5	Breach of Other Covenants	125
		9.1.6	Defaults in Other Agreements or Indebtedness	125
		9.1.7	Final Judgments or Orders	125
		9.1.8	Loan Document Unenforceable	125
		9.1.9	Uninsured Losses; Proceedings Against Assets	125
		9.1.10	Events Relating to Pension Plans and Multiemployer Plans	126
		9.1.11	Change of Control	126
		9.1.12	Relief Proceedings	126
		9.1.13	WebBank	126

	9.2	Consequences of Event of Default		126

		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	126
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	127
		9.2.3	Set-off	127
		9.2.4	Application of Proceeds	127
10.	THE ADMINISTRATIVE AGENT			129

	10.1	Appointment and Authority		129
	10.2	Rights as a Lender		129
	10.3	Exculpatory Provisions		129
	10.4	Reliance by Administrative Agent		130
	10.5	Delegation of Duties		131
	10.6	Resignation of Administrative Agent		131
	10.7	Non-Reliance on Administrative Agent and Other Lenders		132
	10.8	No Other Duties, etc		132
	10.9	Administrative Agent’s Fee		132
	10.10	Authorization to Release Collateral and Guarantors		132
	10.11	No Reliance on Administrative Agent’s Customer Identification Program		133
	10.12	Tax Indemnification by the Lenders		133
	10.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products		134
	10.14	Administrative Agent May File Proofs of Claim		134
	10.15	ERISA Matters		135
	10.16	Erroneous Payments		136

11.	MISCELLANEOUS			139

	11.1	Modifications, Amendments or Waivers		139

		11.1.1	Increase of Commitment	139
		11.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	139
		11.1.3	Release of Collateral or Guarantor	140
		11.1.4	Miscellaneous	140

	11.2	No Implied Waivers; Cumulative Remedies		140

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	11.3	Expenses; Indemnity; Damage; Waiver		141

		11.3.1	Costs and Expenses	141
		11.3.2	Indemnification by the Loan Parties	141
		11.3.3	Reimbursement by Lenders	142
		11.3.4	Waiver of Consequential Damages, Etc	142
		11.3.5	Payments	142

	11.4	Holidays		142

	11.5	Notices; Effectiveness; Electronic Communication		143

		11.5.1	Notices Generally	143
		11.5.2	Electronic Communications	143
		11.5.3	Change of Address, Etc	143

	11.6	Severability		143
	11.7	Duration; Survival		144
	11.8	Successors and Assigns		144
		11.8.1	Successors and Assigns Generally	144

		11.8.2	Assignments by Lenders	144
		11.8.3	Register	146
		11.8.4	Participations	146
		11.8.5	Certain Pledges; Successors and Assigns Generally	147

	11.9	Confidentiality		147

		11.9.1	General	148
		11.9.2	Sharing Information With Affiliates of the Lenders	148

	11.10	Counterparts; Integration; Effectiveness		148

		11.10.1	Counterparts; Integration; Effectiveness	148

	11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; CHOICE OF LAW, ETC		149

		11.11.1	Governing Law	149
		11.11.2	SUBMISSION TO JURISDICTION	149
		11.11.3	WAIVER OF VENUE	150
		11.11.4	SERVICE OF PROCESS	150
		11.11.5	WAIVER OF JURY TRIAL	150
		11.12	USA Patriot Act Notice	150
		11.13	Quebec Security Documents	151
		11.14	Acknowledgement Regarding Any Supported QFCs	151
		11.15	Excluded Subsidiaries	152

12.	BORROWING AGENCY			152

	12.1	Borrowing Agency Provisions		152
	12.2	Acknowledgement and Consent to Bail-In of Affected Financial Institution		153

13.	AMENDMENT AND RESTATEMENT			154

	13.1	This Agreement amends and restates in its entirety the Existing Credit Agreement		154

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	PRICING GRID
SCHEDULE 1.1(B)	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)(1)	EXCLUDED SUBSIDIARIES
SCHEDULE 1.1(E)(2)	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.1	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	SUBSIDIARIES
SCHEDULE 6.1.14	ENVIRONMENTAL DISCLOSURES
SCHEDULE 6.1.18	LABOR AGREEMENTS
SCHEDULE 8.2.1	EXISTING PERMITTED INDEBTEDNESS
SCHEDULE 8.2.2	EXISTING PERMITTED LIENS
SCHEDULE 8.2.4	EXISTING PERMITTED INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)	GUARANTOR JOINDER
EXHIBIT 1.1(N)(1)	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	SWING LOAN NOTE
EXHIBIT 1.1(N)(3)	TERM NOTE
EXHIBIT 2.5.1	LOAN REQUEST
EXHIBIT 2.5.2	SWING LOAN REQUEST
EXHIBIT 2.11	LENDER JOINDER
EXHIBIT 5.9.7(A)	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 7.11	SOLVENCY CERTIFICATE
EXHIBIT 8.3.3	QUARTERLY COMPLIANCE CERTIFICATE

-viii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) is dated as of December 29, 2021 and is made by and among SPH Group Holdings LLC, a Delaware limited liability company (“SPH Group”), Steel Excel Inc., a Delaware corporation (“Steel Excel”) and iGo, Inc., a Delaware corporation (“iGo”, and together with SPH Group, Steel Excel, and each other Person joined hereto as a “Borrower” from time to time, collectively, the “Borrowers” and each individually, a “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (as hereinafter defined).

WHEREAS, Borrowers, Handy & Harman Group, Ltd., API Americas Inc., Cedar 2015 Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Administrative Agent entered into that certain Credit Agreement, dated November 14, 2017 (as amended prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrowers have asked Administrative Agent and Lenders, and Administrative Agent and Lenders have agreed, to amend and restate the Existing Credit Agreement pursuant to the terms and conditions set forth herein;

THEREFORE, IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

1.	CERTAIN DEFINITIONS

1.1              Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Accordion Loans” shall mean the Accordion Term Loans and all Accordion Revolving Credit Loans.

“Accordion Revolving Credit Loans” shall mean Revolving Credit Loans advanced pursuant to Section 2.11 [Increase in Revolving Credit Commitments].

“Accordion Term Loan” shall have the meaning specified in Section 3.1 [Accordion Term Loan Commitments]; Accordion Term Loans shall mean collectively all of the Accordion Term Loans.

“Accordion Term Loan Commitment” shall mean, as to any Lender at any time, the amount corresponding to such Lender as determined at the time of the making of such Accordion Term Loan(s) and Accordion Term Loan Commitments shall mean the aggregate Accordion Term Loan Commitments of all the Lenders, determined as of such time.

“Accounts” shall have the meaning assigned to such term in the Security Agreement.

“Acquisition” shall mean the acquisition by purchase, lease or otherwise, whether through a single transaction or a series of related transactions, of (a) controlling interests in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Capital Stock or upon the exercise of an option or warrant for, or conversion of securities into, such Capital Stock, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent for the Lenders hereunder and in its capacity as collateral agent for the Secured Parties.

“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Expenses” shall mean usual, customary and reasonable general and administrative expenses incurred by Steel or its general partner in the ordinary course of business, including those incurred in connection with Steel’s compliance with applicable federal and state securities laws, including accounting fees, legal fees, fees and expenses for listing on any national securities exchange, directors fees, printing costs for communications to limited partners, transfer agent fees, proxy solicitation firm fees and other similar fees and charges.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” as to any Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be. For purposes of Section 8.2.8 [Affiliate Transactions], a Person that beneficially owns or holds 10% or more of any class of the voting or other equity interests of another Person will be deemed to control such other Person.

“Agreement” shall have the meaning specified in the preamble.

“Alternative Currency” shall mean Euros or Sterling, in each case as long as there is a published RFR or a Benchmark Replacement effected pursuant to Section 4.4 with respect thereto.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to RFR Loans and Letters of Credit to which an RFR would apply, the applicable Daily Simple RFR Lookback Day and (ii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Sublimit” shall mean an amount in Dollars equal to the lesser of (a) $75,000,000 and (b) the total amount of the Revolving Credit Commitment. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), as the same may be amended from time to time, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” shall mean any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions and Canadian AML Laws.

“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.”

“Applicable Letter of Credit Fee Rate” shall mean at any time the Applicable Margin then in effect as applicable to Revolving Credit Loans under the Term SOFR Loan Option on the aggregate face amount of Letters of Credit outstanding at such time.

“Applicable Margin” shall mean, as applicable:

(i)                                         the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Applicable Margin”,

(ii)                                      the percentage spread to be added to the Term SOFR Rate applicable to Revolving Credit Loans under the Term SOFR Rate Loan Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Term SOFR Rate Applicable Margin”;

(iii)                                    the percentage spread to be added to the Daily Simple SOFR Rate applicable to Revolving Credit Loans under the Daily Simple SOFR Rate Loan Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Daily Simple SOFR Rate Applicable Margin”;

(iv)                                     the percentage spread to be added to the Term RFR applicable to Revolving Credit Loans denominated in Sterling under the Term RFR Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit SONIA Rate Applicable Margin”

(v)                                       the percentage spread to be added to the Term RFR applicable to Revolving Credit Loans denominated in Euros under the Term RFR Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit €STR Rate Applicable Margin”

“Applicable Time” shall mean, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall have the meaning specified in Section 5.7.3 [Sale of Assets].

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Senior Vice President, Treasurer, Assistant Treasurer, or Controller of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from a Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” shall have the meaning specified in the definition of Defaulting Lender.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii)  Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4.2 [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1.2(i) [Base Rate Option] or Section 4.1.1.3(ii) [Base Rate Option].

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.

“Bloomberg” shall mean Bloomberg Index Services Limited (or a successor administrator).

“BMO” shall mean Bank of Montreal.

“Borrowers” and “Borrower” shall have the meaning specified in the introductory paragraph and shall include any successor entity.

“Borrowers Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

“Borrowing Agent” shall mean Steel Excel Inc..

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Accordion Term Loans (if applicable), Revolving Credit Loans, or Swing Loans, as the context may require, consisting of simultaneous loans of the same Type in the same currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Daily Rate Loans of the same Type and currency shall be considered one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan or Daily Simple SOFR Loan, the term “Business Day” means any such day that is also a day on which SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto; and (ii) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day.

“Canadian AML Laws” shall mean any applicable Canadian Law regarding anti-money laundering, antiterrorist financing, government sanction and “know your client” matters, including the Criminal Code, (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada), together with all rules, regulations and interpretations thereunder or related thereto, including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Pension Plan” shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party in respect of any Person’s employment in Canada with a Loan Party, it being understood that “Canadian Pension Plan” does not include the Canada Pension Plan administered by the Federal government of Canada or the Quebec Pension Plan administered by the Province of Quebec.

“Canadian Pension Termination Event” shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan; (b) the institution of proceedings by any Official Body to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.

“Canadian Security Agreements” shall mean, collectively, the Canadian Intellectual Property Security Agreement, dated November 14, 2017, executed and delivered by each of the Loan Parties that own Canadian intellectual property to the Administrative Agent for the benefit of the Secured Parties and each other security document or pledge agreement delivered in accordance with applicable Canadian law to grant a valid and/or perfected security interest in any property as collateral for the Obligations, each as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Capital Expenditures” shall mean, for any period, with respect to any Person, as determined in accordance with GAAP, the aggregate of all expenditures for any fixed or capital assets (including, but not limited to, tooling) or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of Capital Lease payments; provided that any such expenditure made with the proceeds of insurance in accordance with Section 5.7.5 [Material Recovery Event] shall not constitute “Capital Expenditures.”

“Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation reasonably satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked- non-interest bearing deposit accounts at the Administrative Agent. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i)                 direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

(ii)                                      commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii)                                    demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition and which bank has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)                                     money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above, are rated AAA by Standard & Poor’s or Aaa by Moody’s Investors Service, Inc. and have portfolio assets of at least $500,000,000; and

(v)                                       investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

“Cash Management Agreements” shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Certificate of Beneficial Ownership” shall mean, for each Loan Party, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Casualty Event” shall have the meaning specified in Section 5.7.5 [Material Recovery Event].

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements (BIS), the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets or Capital Stock of any Loan Party to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 8.2.7 [Dispositions of Assets or Subsidiaries]; (b) the liquidation or dissolution of any Loan Party or the adoption of a plan by the equity holders of any Loan Party relating to the dissolution or liquidation of such Loan Party, other than as permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions]; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of Capital Stock of Steel representing a greater percentage of the voting power of the total outstanding Capital Stock of Steel than the Capital Stock of Steel beneficially owned by Steel Partners, Ltd. and its Affiliates; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Loan Party (together with any new directors who have been appointed by any Loan Party, or whose nomination for election by the equity holders of such Loan Party, as the case may be, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Loan Party then still in office; (e) the failure of Steel to own directly or indirectly 100% of the voting power of the total outstanding Capital Stock of each of its Subsidiaries (other than the Capital Stock of (I) Basin Well Logging Wireline Services, Inc. for which Borrowing Agent shall fail to own directly or indirectly at least 80% of the voting power of such entity’s Capital Stock, (II) UK Elite Soccer, Inc. for which Borrowing Agent shall fail to own directly or indirectly at least 80% of the voting power of such entity’s total Capital Stock, (III) BNS Holdings Liquidating Trust for which Borrowing Agent shall fail to own directly or indirectly at least 84% of the voting power of such entity’s total Capital Stock and (IV) iGo for which Borrowing Agent shall fail to own directly or indirectly at least (x) prior to the iGo Restructuring Event, 70% of the voting power of such entity’s Capital Stock and (y) after the iGo Restructuring Event, 100% of the voting power of such entity’s Capital Stock); (f) the failure of WebFinancial Holding Corporation to own directly or indirectly 100% of each of its Subsidiaries (other than with respect to National Partners PFco, LLC for which WebFinancial Holding Corporation shall fail to own directly or indirectly at least 85% of such entity); (g) the failure of iGo to own directly or indirectly 100% of each of its Subsidiaries; or (h) the failure of a Borrower or Steel to own directly or indirectly 100% of the voting power of the total outstanding Capital Stock of any Guarantor (other than as otherwise set forth above in clause (e)), except, in the case of this clause (h), pursuant to the Disposition of Capital Stock or a Guarantor that is permitted under this Agreement.

“CIP Regulations” shall have the meaning specified in Section 10.11 [No Reliance on Administrative Agent’s Customer Identification Program].

“CIPO” shall have the meaning specified in Section 6.1.11[Liens in the Collateral].

“Closing Date” shall mean December 29, 2021.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean (a) the collateral under all of the following agreements: (i) Security Agreement, (ii) Canadian Security Agreements, (iii) Pledge Agreement, (iv) any Investment Property Control Agreement or (v) any Patent, Trademark and Copyright Security Agreement; and (b) all other property of whatever kind and nature subject or purported to be subject from time to time to a lien under any Collateral Document.

“Collateral Agent” shall mean PNC in its capacity as Collateral Agent under the Security Agreement and other Collateral Documents.

“Collateral Documents” shall mean the Security Agreement, the Canadian Security Agreements, the Pledge Agreement, the Patent, Trademark and Copyright Security Agreement, any Investment Property Control Agreement and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid and/or perfected security interest in any property as collateral for the Obligations, and all UCC and PPSA financing statements (including Fixture Filings), as well as registrations at Companies House, or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, the Pledge Agreement, or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, the Canadian Security Agreements or Pledge Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, to the extent applicable, its Accordion Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and “Commitments” shall mean the aggregate of the Revolving Credit Commitments, Accordion Term Loan Commitments (to the extent applicable) and Swing Loan Commitment of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].

“Compliance Certificate” shall have the meaning specified in Section 8.3.3 [Certificate of the Borrowers].

“Computation Date” shall have the meaning specified in Section 2.12.1.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Alternative Currency Loans and Letters of Credit Outstanding, Etc.].

“Conforming Changes” shall mean, with respect to the Term SOFR Rate or Daily Simple SOFR, the Daily Simple RFR or Term RFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or Daily Simple SOFR, the Daily Simple RFR or Term RFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consigned Precious Metal” shall mean the gold, silver, platinum and palladium delivered by the Precious Metal Consignor to Lucas Milhaupt, Inc. and held by Lucas Milhaupt, Inc. on consignment pursuant to the terms of the applicable Consignment Agreement.

“Consigned Precious Metal Indebtedness” shall mean, without duplication, the sum of (x) the aggregate amount owing from time to time, by Lucas Milhaupt, Inc. to the Precious Metal Consignor in conjunction with, or related to, the Precious Metal Consignment Arrangement and (y) the Dollar Value based on the Benchmark Value (each term as defined in the applicable Consignment Agreement (or, if such terms do not appear in the applicable Consignment Agreement, the equivalent terms appearing therein) of the Consigned Precious Metal, as determined from time to time.

“Consignment Agreement” shall mean, as the case may be (i) that certain Precious Metals Master Consignment Agreement, dated as of June 19, 2020, by and among BMO, as consignor, and Lucas Milhaupt, Inc., as consignee or (ii) any other similar precious metals consignment agreement as approved by Administrative Agent in its reasonable discretion, each as may be amended, restated, supplemented or modified from time to time with the prior written consent of Administrative Agent.

“Consolidated Adjusted EBITDA” for any period of determination shall mean Consolidated EBITDA of Loan Parties for such period, as adjusted to (i) if the Borrowers or any of their Subsidiaries consummated any Permitted Acquisition at any time since the beginning of such period, include the Consolidated EBITDA of the Person or business acquired as if the Permitted Acquisition occurred on the first day of such period; provided that, if the inclusion of such Consolidated EBITDA would increase Consolidated Adjusted EBITDA, (x) the Borrowers shall have delivered to the Administrative Agent a calculation of the adjustments pursuant to this clause (i) at least ten (10) Business Days prior to the consummation of such Permitted Acquisition in form and substance reasonably satisfactory to the Administrative Agent and (y) the latest annual financial statements of such Person or business shall have been audited by a nationally recognized accounting firm and subsequent unaudited quarterly financial statements shall have been prepared in accordance with GAAP consistently applied, subject, in the case of unaudited financial statements, to adjustments described therein and, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes, or such Consolidated EBITDA shall have been supported by a quality of earnings or similar due diligence report by a nationally recognized accounting firm and otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case, delivered to the Administrative Agent at least five (5) Business Days prior to date of the consummation of such Permitted Acquisition; provided that the Borrowers shall have used commercially reasonable efforts to deliver to the Administrative Agent drafts of such financial statements or reports set forth in this clause (y) at least ten (10) Business Days prior to the date of the consummation of such Permitted Acquisition, and (ii) if the Borrowers or any of their Subsidiaries consummated any Disposition of a Subsidiary or a division, line of business or business unit at any time since the beginning of such period, exclude the Consolidated EBITDA of the Person or business Disposed of as if the Disposition occurred on the first day of such period. In addition, if the Consolidated EBITDA of the Person or business acquired is included in Consolidated Adjusted EBITDA of any period in accordance with the foregoing, Consolidated Adjusted EBITDA for such period may be increased by cost savings, operating expense reductions and synergies in connection with such Permitted Acquisition that are reasonably satisfactory to the Administrative Agent and, in the good faith judgment of the Borrowers (as certified in an officer’s certificate delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition), are reasonably identifiable, factually supportable and expected to be realized within one year of the applicable period of determination and no later than two years after the consummation of such Permitted Acquisition (calculated on a pro forma basis as if such cost savings, operating expense reductions and synergies were realized ratably during the entirety of such period); provided that, without the consent of the Required Lenders, the aggregate amount of all such cost savings, operating expense reductions and synergies in the aggregate shall not exceed 10% of the Consolidated EBITDA for such period of determination (calculated before giving effect to this clause (ii)).

“Consolidated EBITDA” for any period of determination shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person for such period, plus (b) the sum of (each, to the extent deducted in the computation of such Consolidated Net Income and without duplication), (i) depreciation and amortization for such period, (ii) Interest Expense for such period, (iii) the provision for income taxes for such period, (iv) non-cash accruals for such period for environmental liabilities (to the extent that the aggregate amount of all such accruals previously added back pursuant to this clause (iv) following the date hereof and which remain accruals, net of reasonably anticipated recoveries or third party contributions, do not exceed $25,000,000), (v) fees and expenses incurred in connection with the Transactions prior to or within 60 days after the Closing Date, including, but not limited to, bank fees, legal fees and appraisal fees, (vi) non-cash compensation expense, (vii) other non-cash, non-recurring costs and expenses (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory), (viii) fees and expenses incurred in connection with the an Acquisition or Disposition permitted hereunder, incurred prior to or within 60 days after the closing date of such Acquisition or Disposition and (ix) cost savings, operating expense reductions and synergies other than in connection with a Permitted Acquisition that are reasonably satisfactory to the Administrative Agent and, in the good faith judgment of the Borrowers, are reasonably identifiable, factually supportable and expected to be realized within one year of the applicable period of determination (calculated on a pro forma basis as if such cost savings, operating expense reductions and synergies were realized ratably during the entirety of such period); provided that, without the consent of the Required Lenders, the aggregate amount of all such cost savings, operating expense reductions and synergies in the aggregate shall not exceed 10% of the Consolidated EBITDA for such period of determination (calculated before giving effect to this clause (ix)), minus (c)(i) non-cash, non-recurring items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary of course of business) and (ii) cash expenses incurred during such period in connection with environmental liabilities to the extent accruals relating to such environmental liabilities were added back pursuant to clause (b)(iv) of this definition, (d) any benefits from income taxes for such period; provided however, that in the determination of Consolidated EBITDA of the Loan Parties, such Consolidated EBITDA calculation shall exclude EBITDA generated or attributable to (i) WebBank, WebBank Holding Corp. and Steel Investments LLC, but shall include, without duplication, an amount equal to the WebBank EBITDA Contribution, (ii) Excluded Subsidiaries in an amount in excess of $2,000,000 for each such Excluded Subsidiary and $12,500,000 for all such Excluded Subsidiaries in the aggregate and (iii) any Specified Excluded Subsidiary.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the aggregate Interest Expense of such Person and its Subsidiaries on a consolidated basis attributable to such period.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) from continuing operations of such Person and its Subsidiaries, on a consolidated basis, including amounts attributable to noncontrolling interests, attributable to such period; provided, that, (a) the net income of any Person that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly owned Subsidiaries or the date that Person’s assets are acquired by such Person or by any of its wholly owned Subsidiaries shall be excluded; (c) [reserved]; (d) extraordinary gains and losses, gains and losses in connection with the inventory hedging program of such Person and its Subsidiaries, non-cash pension expense and credits and realized and unrealized gains or losses on derivatives and gains or losses due to the change in the value of investment portfolio(s) consisting of Capital Stock, bonds, notes or securities or other investments, or due to the change in the inventory levels of inventory accounted for on a last-in, first-out basis shall each be excluded; (e) any gain and any non-cash loss (but not any cash loss) together with any related provision for Taxes for such gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person shall be excluded; and (f) any net income or loss realized as a result of changes in accounting principles or the application thereof to such Person shall be excluded.

“Covered Entity” shall mean (a) each Borrower, each Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Daily Rate Loan” shall mean a Loan that bears interest at a rate based on the (i) Base Rate, (ii) Daily Simple RFR or (iii) Daily Simple SOFR.

“Daily Rate Loan Option” shall mean the option of the Borrowing Agent to have Revolving Loans bear interest at the rate and under the terms specified in Section 4.1.1.2 [Revolving Credit Loan Daily Rate Loan Options].

“Daily Simple RFR” shall mean, for any day (an “RFR Day”), a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (i) the applicable Daily Simple RFR set forth below by (ii) a number equal to 1.00 minus the RFR Reserve Percentage:

(a)       Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b)       Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Daily Simple RFR rate for each outstanding Daily Simple RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowing Agent of the adjusted Daily Simple RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s Website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowing Agent.

“Daily Simple RFR Lookback Days” shall mean, collectively, SONIA Lookback Day and €STR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms specified in Section 4.1.1.2(ii) [Revolving Credit Loan Daily Rate Loan Options].

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

“Daily Simple SOFR Loan” shall mean a Loan that bears interest based on Daily Simple SOFR.

“Daily Simple SOFR Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms specified in Section 4.1.1.3(i) [Revolving Credit Daily Simple SOFR Option].

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Insolvency Act 1986 (United Kingdom) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, administration, reorganization, or similar debtor relief Laws of the United States, Canada, any jurisdiction of the United Kingdom or other applicable jurisdictions from time to time in effect and permitting a debtor to obtain a stay or a compromise of the claims of its creditors or affecting the rights of creditors generally, including for greater certainty any provisions of corporate statutes of like effect, where such statutes are used by a Person to propose an arrangement.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to the Administrative Agent, the Issuing Lender, the Swing Loan Lender, or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrowing Agent and the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent or the Borrowing Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or the Borrowing Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent or the Borrowing Agent, as the case may be, (d) has become the subject of a Bankruptcy Event, (e) has failed at any time to comply with the provisions of Section 5.3 [Sharing of Payments by Lenders] with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (f) has become the subject of a Bail-In Action.

As used in this definition and in Section 2.10 [Defaulting Lenders], the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, receiver-manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Defined Benefit Canadian Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Disposition” or “Dispose” shall mean the sale, conveyance, transfer, license, lease or other disposition of any property, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount,(b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Daily RFR Lookback Day (for amounts relating to RFR Loans and Letters of Credit denominated in an Alternative Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Drawing Date” shall have the meaning specified in Section 2.9.3.1 [Disbursements, Reimbursement].

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata & natural resources such as wetlands, flora and fauna.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the effective date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the effective date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Embargoed Property” shall mean any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Lenders, Administrative Agent or Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of or relating to such property.

“Environmental Laws” shall mean all applicable federal, state, local, tribal, provincial, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the Environment; (iv) human health and safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, or Release or threat of Release of Regulated Substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

“Environmental Liability” shall mean any liability, obligation, loss, claim, damage, action, order or cost, contingent or otherwise, resulting from or based upon (a) any actual or alleged violation of Environmental Law, (b) exposure to any Regulated Substances, or (c) the Release or threatened Release of any Regulated Substances.

“Equipment” shall mean all now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

“ERISA Group” shall mean, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Loan Parties, or any of them, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 10.16.1.

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.16.4.

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.16.4.

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.16.4.

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.16.4.

“€STR” shall mean a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” shall mean the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” shall mean the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability” or “Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Subsidiaries” shall mean (i) any Subsidiary of a Loan Party that is not already a Loan Party (x) with assets of less than $2,000,000, (y) which generates no more than $2,000,000 to the calculation of EBITDA of the Loan Parties on a consolidated basis under GAAP and (z) that is designated as an Excluded Subsidiary by the Borrowing Agent by written notice to such effect to the Administrative Agent, (ii) any Foreign Subsidiary which is not a Loan Party, (iii) each Subsidiary of the Borrowers, other than WebFinancial Holdings Corporation, iGo, their respective Subsidiaries (other than as designated on Schedule 1.1(E)(1)) and Basin Well Logging Wireline Services, Inc., that is not directly or indirectly wholly-owned by the Borrowers and (iv) any Subsidiary listed on Schedule 1.1(E)(1). The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.1(E)(1).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.2 [Payments Free of Taxes], additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” shall mean any letters of credit outstanding on the Closing Date described on Schedule 1.1(E)(2).

“Factor” shall mean any Person that purchases Specified Factored Accounts from a Borrower or any Guarantor pursuant to the applicable Factoring Documents in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

“Factoring Documents” shall mean, collectively, all of the agreements, documents and instruments related to the sale by a Borrower or Guarantor of Specified Factored Accounts in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.

“Finance Lease” means any lease of property classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance leases.

“Financial Covenants” shall mean the covenants set forth in Sections 8.2.16 [Maximum Leverage Ratio] and Section 8.2.18 [Minimum Interest Coverage Ratio].

“Fixture Filing” shall mean a fixture filing on Form UCC-1 for filing under the Uniform Commercial Code as in effect in each applicable jurisdiction, in form and substance sufficient to perfect the lien on and security interests in fixtures purported to be created by the Security Agreement in favor of the Collateral Agent for the benefit of the Lenders.

“Floor” shall mean zero (0.00%) percent.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary of a Borrower other than any Subsidiary of a Borrower incorporated or organized under the laws of (i) the United States of America, any State thereof or the District of Columbia or (ii) Canada and any Province thereof.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“Global Intercompany Note” shall mean a global promissory note evidencing loans or advances owing by Steel or any of its Subsidiaries to Steel or any of its Subsidiaries, dated of even date herewith and pledged to the Collateral Agent as part of the Collateral as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guarantor” shall mean each of the parties to this Agreement which is designated as a “Guarantor” on the signature pages hereof and each other Person which joins this Agreement as a Guarantor after the date hereof, in each case, until such Person is released as a Guarantor in accordance with the terms hereof.

“Guarantor Joinder” shall mean a joinder to the Guaranty Agreement by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business; provided, however, that a “Guaranty” for purposes of Section 8.2.4 [Loans and Investments] shall not include an agreement to indemnify or hold harmless any other Person to the extent that (i) such indemnity obligation is unliquidated and contingent, and (ii) no reserve is, or should be, created or instituted in accordance with GAAP, with respect to such indemnity obligation.

“Guaranty Agreements” shall mean, collectively, and Guaranty Agreement shall mean individually, the (i) Amended and Restated Continuing Agreement of Guaranty and Suretyship dated of even date herewith executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Lenders with respect to the US Obligations, and (ii) the iGo Entity Guaranty Agreement, each as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Handy” shall mean Handy & Harman Ltd., a Delaware corporation.

“Hedge Bank” shall mean any Person that, at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hedging Agreement” shall mean any interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“ICC” shall have the meaning specified in Section 11.11.1 [Governing Law].

“iGo” shall mean iGo, Inc., a Delaware corporation.

“iGo Entities” shall mean iGo and Kasco and their direct and indirect Subsidiaries that become, or are required to become, Loan Parties hereunder.

“iGo Entity Guaranty Agreement” shall mean that certain Amended and Restated Guaranty Agreement executed by each of the iGo Entities and the other Loan Parties pursuant to which each iGo Entity and each other Loan Party agrees and acknowledges their respective joint and several liability for all iGo Obligations.

“iGo Loan” shall mean any Revolving Credit Loan or other extension of credit made to an iGo Entity by a Lender, Issuing Lender or Administrative Agent, including without limitation, any Letter of Credit issued on account of an iGo Entity by Issuing Lender and shall also include all indirect loans and extensions of credit comprising intercompany loans and/or advances by a Loan Party (or any Subsidiary thereof) that is not an iGo Entity to an iGo Entity.

“iGo Maximum Amount” shall mean $20,000,000.

“iGo Obligations” shall mean, subject to the last sentence of Section 1.6 [Limitation of Liability of iGo], as of any date of determination, the portion of the Obligations comprised of, without duplication, (i) all nonmonetary Obligations of Borrowers and/or of the iGo Entities, or any of them, under or in connection with this Agreement (it being understood and agreed that such non-monetary Obligations of a Loan Party that is not an iGo Entity shall only be included in this clause (i) to the extent that the Obligations described in either of the immediately succeeding clauses (ii) or (iii) that are then outstanding have been declared to be due and payable and in such case, such non-monetary Obligations in this clause (i) shall not be in addition to the amount of the Obligations included in such clauses (ii) and (iii)), (ii) the then outstanding liabilities and obligations of iGo and each iGo Entity under the iGo Entity Guaranty Agreement and (iii) the Obligations, whether joint and/or several, related to the  iGo Loans, in each case of the foregoing clauses (i), (ii) and (iii) taken together, in an aggregate amount equal to the outstanding Obligations directly related to the iGo Loans, including to the extent constituting Obligations directly related to the iGo Loans, interest, fees, costs and expenses, including reasonable fees of counsel, incurred in connection with or related to, the foregoing, not to exceed the iGo Maximum Amount.

“iGo Restructuring Event” shall have the meaning assigned to that term in the Letter Agreement.

“iGo Sublimit” shall mean $18,500,000.

“Increasing Lender” shall have the meaning assigned to that term in Section 2.11.1 [Increasing Lenders and New Lenders].

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) in respect of any letter of credit, (iv) any Hedging Obligations, (v) mandatory cash redemption requirements associated with Disqualified Stock, (vi) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (vii) any other transaction (including forward sale or purchase agreements, Capital Leases, conditional sales agreements and Consigned Precious Metal Indebtedness) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (viii) any Guaranty of Indebtedness for borrowed money.

“Indemnified Taxes” shall mean (i) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), any Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Loan Parties].

“Independent Shareholder of iGo” shall mean a non-Loan Party holder of an Equity Interest in iGo.

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries; provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, unless such information is clearly identified at the time of delivery as confidential or if the Administrative Agent, any Lender or the Issuing Lender receiving such information would reasonably assume such information to be treated as confidential at the time of delivery, such information will not subsequently be deemed by Loan Parties to be confidential.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any Debtor Relief Law now or hereafter in effect, or (ii) for the appointment of a receiver, receiver and manager, liquidator, administrator, supervisor, assignee, custodian, trustee, monitor, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up, administration or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, any plan, composition or scheme of arrangement with creditors or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors undertaken under any Law.

“Intercreditor Letter Agreement” shall mean, as the case may be (i) that certain intercreditor letter agreement by and among BMO and Administrative Agent dated as of June 19, 2020 or (ii) any other similar intercreditor letter agreement by and among the applicable Precious Metal Consignor and Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and each as may be amended, restated, supplemented or modified from time to time with the prior written consent of Administrative Agent.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (A) Consolidated EBITDA of Loan Parties to (B) Consolidated Interest Expense of Loan Parties, for the four fiscal quarters then ending.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including discounts in connection with the sale of any accounts, but excluding (x) interest paid in property other than cash, (y) any other interest expense not payable in cash and (z) interest paid or accrued by WebBank.

“Interest Period” shall mean the period of time selected by the Borrowing Agent in connection with (and to apply to) any election permitted hereunder by the Borrowing Agent to have Revolving Credit Loans or, to the extent applicable, Accordion Term Loans bear interest under a Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be one month. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrowing Agent is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrowing Agent is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowing Agent shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.

“Interest Rate Option” shall mean either the Term SOFR Loan Option or Daily Rate Loan Option.

“Investment” shall have the meaning specified in Section 8.2.4 [Loans and Investments].

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, the Borrowers or any Subsidiary thereof, and any securities intermediary, commodity intermediary or other Person who has custody, control or possession of any investment property of the Borrowers or such Subsidiary acknowledging that such securities intermediary, commodity intermediary or other Person has custody, control or possession of such investment property on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such investment property, or other instructions of the Administrative Agent, and has such other terms and conditions as the Administrative Agent may require.

“IOSCO Principles” shall mean the International Organization of Securities Commissions’ (IOSCO) Principles for Financial Benchmarks, as the same may be amended or supplemented from time to time.

“IRS” shall mean the United States Internal Revenue Service.

“ISP98” shall have the meaning specified in Section 11.11.1 [Governing Law].

“Issuing Lender” shall mean (i) PNC, in its individual capacity as issuer of Letters of Credit hereunder and the Existing Letters of Credit, and (ii) any other Lender that the Borrowing Agent, Administrative Agent and such other Lender may agree may from time to time issue Letters of Credit hereunder. References to the Issuing Lender in the Loan Documents shall be to the applicable Issuing Lender.

“Kasco” shall mean Kasco, LLC, a Delaware limited liability company.

“Law” shall mean any laws (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lender Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by a Hedge Bank and for which such Hedge Bank confirms to the Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to such Hedge Bank (the “Foreign Currency Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by a Hedge Bank and with respect to which such Hedge Bank confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to such Hedge Bank (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

“Lenders” shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“Letter Agreement” shall mean that certain Letter Agreement, dated as of the Closing Date, executed by the Loan Parties, Administrative Agent and the Lenders related to the Restructuring Event and the iGo Restructuring Event.

“Letter of Credit” shall have the meaning specified in Section 2.9.1.1 [Issuance of Letters of Credit].

“Letter of Credit Borrowing” shall have the meaning specified in Section 2.9.3.3 [Disbursements, Reimbursement].

“Letter of Credit Expiration Date” shall mean the day that is five (5) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” shall have the meaning specified in Section 2.9.1.1 [Issuance of Letters of Credit].

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) Total Indebtedness of the Loan Parties on such date to (B) Consolidated Adjusted EBITDA of the Loan Parties (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, hypothec, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Line Cap” shall mean, at any time, an amount equal to the aggregate Revolving Credit Commitments.

“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Guaranty Agreements, the Global Intercompany Note, the Notes, the Collateral Documents, and any other instruments, certificates or documents delivered in connection herewith or therewith, each as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loan Request” shall have the meaning specified in Section 2.5.1 [Revolving Credit Loan Requests; Swing Loan Requests].

“Loans” shall mean collectively, and “Loan” shall mean separately, all Revolving Credit Loans, Swing Loans and, to the extent applicable, the Accordion Term Loans or any Revolving Credit Loan, Swing Loan or the Accordion Term Loan.

“Management Services Agreements” shall mean those management services agreements as in effect on the date hereof between Steel Services Ltd. and certain of the Loan Parties or their Affiliates, as the same may be hereafter amended, amended and restated, supplemented or otherwise modified from time to time.

“Marketable Securities” shall mean the investment property comprised of equity or debt instruments for which a trading market exists or that can be converted to cash or exchanged, which are held by Borrowers, or any of them, in deposit accounts or securities accounts in the name of a Borrower, which deposit accounts or securities accounts are each subject to Control Agreements (as defined in the Security Agreement), and all financial assets now or hereafter credited to such account, and all additions, substitutions, replacements, proceeds, income, dividends and distributions thereon.

“Material Acquisition” shall mean a Permitted Acquisition involving gross consideration in excess of $75,000,000 and that also occurs at a time when the pro forma Leverage Ratio, after giving effect to such Permitted Acquisition, would be greater than 3.25:1.

“Material Adverse Change” shall mean (a) any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) a material adverse change in the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) material impairment on the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) material impairment on the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or any Hedging Obligations of the Loan Parties or any of their Subsidiaries in an aggregate outstanding principal amount exceeding (for the purposes of Section 9.1.6 [Defaults in Other Agreements or Indebtedness], together with any other Indebtedness as to which any event described in such section has occurred and is continuing), $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligation of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement was terminated at such time.

“Maturity Date” shall mean December 29, 2026.

“Maximum Accordion Amount” shall mean at the time of the establishment/increase of the commitments in respect of the Revolving Credit Loans and/or Accordion Term Loans to be incurred utilizing this definition, an amount equal to (a) $300,000,000 plus (b) such additional amount so long as on a pro forma basis, immediately after giving effect to the increase in the Revolving Credit Commitments pursuant to Section 2.11 and/or the establishment of the Accordion Term Loan Commitments pursuant to Section 3.1 utilizing this clause (b) (and assuming at such increases/establishment with respect to the Revolving Credit Commitments and the Accordion Term Loan Commitments time utilizing this clause (b) are fully drawn), the Leverage Ratio would not exceed 3.50:1.

“Maximum Precious Metal Consignment Amount” shall mean $50,000,000.

“Month” shall mean with respect to an Interest Period under the Term SOFR Rate Option, the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which any Borrower or any member of the ERISA Group has any liability (contingent or otherwise).

“Net Cash Proceeds” shall mean:

(i)       with respect to any Disposition (other than any issuance or sale of Capital Stock), the cash proceeds received by the Loan Parties, or any of them or any of their Subsidiaries (including cash proceeds subsequently received (as and when received by such Loan Party or any such Subsidiary) in respect of non-cash consideration initially received) net of (a) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes actually paid or payable in connection with such sale); (b) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Disposition or (y) any other liabilities retained by the Loan Parties or any of them, or any of their Subsidiaries associated with the properties sold in such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (c) the Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and (d) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien (senior to the Lien securing the Obligations) on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(ii)       with respect to any issuance of Indebtedness or any other issuance or sale of Capital Stock by the Borrowers or any of their Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(iii)       with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“New Lender” shall have the meaning assigned to that term in Section 2.11.1 [Increasing Lenders and New Lenders].

“Non-Consenting Lender” shall have the meaning specified in Section 11.1.4 [Miscellaneous].

“Non-Defaulting Lenders” shall mean, at any time, all Revolving Credit Lenders that, at such time, are not Defaulting Lenders.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrowers other than a Specified Excluded Subsidiary that is not a Guarantor.

“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the effective date of the applicable Swap.

“Notes” shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and, to the extent applicable, in the form of Exhibit 1.1(N)(3) evidencing the Accordion Term Loans.

“Obligation” shall mean obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) each payment required to be made by the Loan Parties under this Agreement in respect of any Letter of Credit or Letter of Credit Borrowing, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (c) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under (i) this Agreement and the other Loan Documents, (ii) any Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge, (iii) any Erroneous Payment Subrogation Rights, (iv) any Other Lender Provided Financial Service Product and (v) any Cash Management Agreement. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” shall mean the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“OMG” shall mean OMG, Inc., a Delaware corporation.

“OMG Mortgage Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by OMG to OMG Mortgage Lender, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under the OMG Mortgage Loan Documents.

“OMG Mortgage Lender” shall mean TD Bank, N.A. and its successors and assigns.

“OMG Mortgage Loan Documents” shall mean, individually and collectively (a) the Loan and Security Agreement, dated October 8, 2010, by and between OMG and OMG Mortgage Lender, as amended, and (b) the Amended and Restated Loan and Security Agreement, dated on or about August 27, 2017, by and between OMG and OMG Mortgage Lender, in each case together with all of the other agreements, documents and instruments at any time executed and/or delivered by OMG (or any Borrower or Guarantor) with, to or in favor of OMG Mortgage Lender in connection therewith or related thereto.

“Operating Lease” means any lease of property classified as an “operating lease” under GAAP.

“Original Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

“Other Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

“Order” shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Letter of Credit Obligation or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements entered into between any Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

“Overnight Bank Funding Rate” shall mean for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowing Agent.

“Participant” has the meaning specified in Section 11.8.4 [Participations].

“Participant Register” shall have the meaning specified in Section 11.8.4 [Participations].

“Participation Advance” shall have the meaning specified in Section 2.9.3.3 [Disbursements, Reimbursement].

“Participating Member State” shall mean any member State of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patent, Trademark and Copyright Security Agreement” shall mean the Patent, Trademark and Copyright Security Agreement, dated as of November 14, 2017, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Payment Date” shall mean the first day of each calendar quarter after the date hereof, the Maturity Date and the date of acceleration of the Loans.

“Payment in Full” and “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

“Payment Recipient” has the meaning assigned to it in Section 10.13(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, (b) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (c) or to which the Borrowers or any member of the ERISA Group may have any liability (contingent or otherwise).

“Permitted Acquisition” shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions].

“Permitted Foreign Subsidiary Restructuring Transactions” shall mean any Disposition of, or Investment in, the Capital Stock of a Foreign Subsidiary in connection with a restructuring; provided that (i) after giving effect to such Permitted Foreign Subsidiary Restructuring Transaction, the Equity Interests of such Foreign Subsidiary being Disposed is directly or indirectly owned by a Foreign Subsidiary of the Borrowers which is a first-tier Foreign Subsidiary, 65% of the total voting power of its outstanding voting Capital Stock of which first-tier Foreign Subsidiary has been or is being concurrently pledged to the Administrative Agent for the benefit of the Secured Parties as Collateral and (ii) the principal purposes of such Permitted Foreign Subsidiary Restructuring Transaction is undertaken in good faith for a bona fide business purpose and not for the purpose of (1) circumventing any covenant set forth in this Agreement or (2) reducing the Collateral securing the Obligations (as certified by an Authorized Officer of the Borrowers in an officer’s certificate).

“Permitted Liens” shall mean:

(i)                 Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)              Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)            Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv)             Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)               Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, minor defects or irregularities in title, and other similar Liens, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)             Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products);

(vii)          (A) Any Lien existing on the date of this Agreement and described on Schedule 8.2.2 and (B) Liens securing Indebtedness permitted by Section 8.2.1(ii); provided that, in each case, the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii)        Liens securing Indebtedness permitted by Section 8.2.1(iii), 8.2.1(xii), 8.2.1(xiv) and 8.2.1(xv); provided that such Liens shall be limited to the assets financed with such Indebtedness;

(ix)             The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)               claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)               claims, Liens or encumbrances upon, and defects of title to, real or personal property (other than the Collateral), including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3)               claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4)               Liens resulting from final judgments or orders not constituting an Event of Default under Section 9.1.7 [Final Judgments or Orders];

(x)               the Liens of the Precious Metal Consignor in the Consigned Precious Metal consigned by the Precious Metal Consignor to Lucas Milhaupt, Inc. in accordance with the Precious Metal Consignment Arrangement;

(xi)             Liens securing Indebtedness permitted under Section 8.2.1(ix) of any Foreign Subsidiary on the assets and properties of such Foreign Subsidiary;

(xii)          the security interests of a Factor in the Specified Factored Accounts sold by any Borrower or any Guarantor to such Factor in accordance with Section 8.2.7(vi);

(xiii)        Liens securing OMG Mortgage Debt permitted by Section 8.2.1(x) on the real properties constituting collateral for the OMG Mortgage Debt;

(xiv)         Liens arising from operating leases and precautionary UCC financing statement filings in respect thereof and Equipment or other materials that are not owned by a Loan Party or any Subsidiary of a Loan Party located on the premises of a Loan Party (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Loan Parties and the precautionary UCC or PPSA financing statement filings in respect thereof; and

(xv)           Liens securing Indebtedness permitted under Section 8.2.1(v) solely on the assets subject to the commodity trading agreement and held in a commodities account established under such agreement; provided that the Administrative Agent shall have received an Investment Property Control Agreement with respect to such commodities account, duly authorized, executed and delivered by the applicable Loan Party and such commodities intermediary.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Potential Default or Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, (i) such modification, refinancing, refunding, renewal replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, or replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such intercreditor agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Borrower or any member of the ERISA Group or any such Plan to which any Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Pledge Agreement” shall mean the Pledge Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“PPSA” shall mean the Personal Property Security Act (Ontario) and any successor statutes, together with regulations thereunder, as in effect from time to time; provided that, if attachment, perfection or priority of Administrative Agent’s Liens in any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than Ontario (including the Civil Code of Québec), PPSA shall mean those personal property laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for definitions related to such provision, and any successor statutes thereto, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Precious Metal Consignment Arrangement” shall mean the consignment arrangement established by the applicable Precious Metal Consignor, as consignor, with Lucas Milhaupt, Inc., as consignee, pursuant to the applicable Consignment Agreement and in accordance with the applicable Intercreditor Letter Agreement pursuant to which, inter alia, the applicable Precious Metal Consignor, in its capacity as a Precious Metal Consignor, is granted Liens on the Consigned Precious Metal and the proceeds thereof, such Liens being subject to the terms of the applicable Intercreditor Letter Agreement and such other documentation in form and substance reasonably satisfactory to the Administrative Agent.

“Precious Metal Consignor” shall mean BMO or any other precious metal consignor acceptable to Administrative Agent in its reasonable discretion.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code or PPSA or a valid and enforceable first ranking hypothec opposable to third parties under the Civil Code of Quebec or a valid and enforceable perfected first-ranking security interest under the laws of any jurisdiction in the United Kingdom in the Collateral which is subject only to statutory Liens for taxes not yet due and payable or Liens securing Purchase Money Indebtedness.

“PSC Registrable Person” shall mean a “registrable person” or “registrable relevant legal entity” within the meaning of section 790C(4) and (8) of the Companies Act 2006.

“Purchase Money Indebtedness” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Leases) incurred for the purpose of financing all or any part of the purchase price of any property, plant or Equipment or the cost of installation, construction or improvement of such property; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Quebec Hypothec” shall mean collectively the hypothecs on a universality of personal (movable) property given by each of the Loan Parties domiciled and/or owning assets located in the Province of Quebec in favor of the Administrative Agent, as hypothecary representative of the Secured Parties, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Ratable Share” shall mean:

(i)                 with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided, however, that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

(ii)              To the extent applicable, with respect to a Lender who has made Accordion Term Loan(s) and receives payments, interest and fees related thereto, the proportion that such Lender’s Accordion Term Loans bears to the Accordion Term Loans of all of the Lenders.

(iii)            with respect to all other matters as to a particular Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment plus, to the extent applicable, the amount of any outstanding balance of the Accordion Term Loan(s), by (b) the sum of the aggregate amount of the Revolving Credit Commitments plus, to the extent applicable, the aggregate outstanding balance of all Accordion Term Loan(s) of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further for purposes in the case of Section 2.10 [Defaulting Lenders], when a Defaulting Lender shall exist, “Ratable Share”“ shall mean the percentage of the aggregate Commitments and outstanding balance of Accordion Term Loan(s) (disregarding any Defaulting Lender’s Commitment and balance of outstanding Accordion Term Loan(s)) represented by such Lender’s Commitment and outstanding balance of Accordion Term Loan(s).

“Recipient” shall mean the Administrative Agent, any Lender or Issuing Lender, and any other recipient of any payment made by or on account of any Obligation of any Loan Party under any Loan Document, as applicable.

“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3.1 [Disbursements, Reimbursement].

“Regulated Substances” shall mean all substances, wastes, pollutants or contaminants, materials, constituents, chemicals or compounds in any form regulated or which can give rise to liability under any Environmental Law, including but not limited to, petroleum or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold or radon gas.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Released Loan Parties” shall mean Atlantic Service Company, Limited, Handy & Harman of Canada, Limited, API Americas Inc., API (USA) Holdings Ltd., API Group PLC, API Group Services Limited, API-Stace Limited, API Laminates Limited, API Foils Holdings Limited, API Foils Limited, API Holographics Limited, and API Overseas Holdings Limited.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Interbank Market” shall mean in relation to Euro or British Pounds Sterling, the London Interbank Market, and in relation to any other currencies, the applicable offshore interbank market. Notwithstanding the foregoing, the references to the currencies listed in this definition shall only apply if such currencies are or become available as Alternative Currencies in accordance with the terms hereof.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of any Regulated Substance into or through the Environment or within, from or into any building, structure, facility or fixture.

“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Reportable Compliance Event” shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (b) any Covered Entity engages in a transaction that has caused or may cause the Lenders, Administrative Agent or Collateral Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (c) any Collateral becomes Embargoed Property.

“Required Lenders” shall mean

(i)       If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(ii)       If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender), and (b) to the extent applicable, the aggregate outstanding amount of any Accordion Term Loans (excluding those owing to any Defaulting Lender).

“Required Share” shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

“Resignation Effective Date” shall have the meaning assigned to that term in Section 10.6 [Resignation of Administrative Agent].

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restructuring Event” shall have the meaning assigned to that term in the Letter Agreement.

“Revaluation Date” shall mean (a) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to each Borrowing Tranche of a Daily Rate Loan denominated in an Alternative Currency, each date such Daily Rate Loan is outstanding; and (c) with respect to any Letter of Credit, such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders. As of the Closing Date, the aggregate Revolving Credit Commitments of all Lenders shall be equal to $600,000,000.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

“RFR” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA and (b) Euro, €STR.

“RFR Adjustment” shall mean, with respect to Euros, 0.0456% and, with respect to Sterling, 0.0326%.

“RFR Administrator” shall mean the SONIA Administrator or the €STR Administrator, as applicable.

“RFR Business Day” shall mean as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Sterling, a day on which banks are open for general business in London and (ii) Euro, a TARGET Day.

“RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” shall mean a Loan that bears interest at a rate based on Daily Simple RFR or, after the replacement of the then-current Benchmark for any currency for all purposes hereunder or under any Loan Document with Term RFR pursuant to Section 4.4.4.1, Term RFR for such currency, as the context may require.

“RFR Reserve Percentage” shall mean as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Jurisdiction” shall mean any country, territory, or region that is the subject of sanctions administered by OFAC or pursuant to any Anti-Terrorism Law.

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Agreement, including pursuant to any Canadian AML Laws.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent (as defined in the Security Agreement), the Lenders, the Cash Management Banks, the Hedge Banks each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.5 [Delegation of Duties] and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents, and each is a “Secured Party”.

“Security Agreement” shall mean the Amended and Restated Security Agreement dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent, in its capacity as Collateral Agent, for the benefit of the Secured Parties, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean 0.100%.

“SOFR Floor” shall mean zero (0.00%) percent.

“SOFR Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Term SOFR Rate Loans and Daily Simple SOFR Loans.

“Solvent” shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Excluded Subsidiaries” shall mean those certain Subsidiaries identified in the Letter Agreement as “Specified Excluded Subsidiaries”.

“Specified Factored Accounts” shall mean those Accounts owing by an account debtor to a Borrower or any Guarantor which are sold in the ordinary course of business by such Borrower or Guarantor to a Factor pursuant to the applicable Factoring Documents in accordance with Section 8.2.7(vi) [Disposition of Assets or Subsidiaries].

“Specified Subsidiary” shall mean that certain Subsidiary identified in the Letter Agreement as “Specified Subsidiary”.

“Specified Transaction Requirements” shall mean, with respect to the transaction to which the Specified Transaction Requirements apply, after giving pro forma effect to such transaction (and any other transaction that previously required the testing of the Specified Transaction Requirements and was consummated since the beginning of the four-quarter period referred to below) (including any incurrence or repayment of Indebtedness occurring substantially concurrently therewith), (i) the Financial Covenants shall be complied with and no Potential Default or Event of Default shall exist, (ii) the Leverage Ratio as of the date of consummation of such transaction shall not be greater than 0.25 “turn” less than the maximum Leverage Ratio permitted at such time pursuant to Section 8.2.16 [Maximum Leverage Ratio], and (iii) with respect to any Asset Sale or Disposition, (I) the value of the assets sold/disposed of do not exceed 25% of Total Tangible Assets of the Borrowers and their Subsidiaries as of the date of such Asset Sale/Disposition, and (II) the Consolidated Adjusted EBITDA of the Loan Parties for the twelve (12) month period ending on such date corresponding to, or associated with, the Asset Sale/Disposition does not exceed an amount in excess of $50,000,000 and, after giving effect to such Asset Sale/Disposition the pro forma Consolidated Adjusted EBITDA of the Loan Parties for the trailing twelve (12) month period ending on such date would not be less than $125,000,000; provided that the Borrowers shall deliver to the Administrative Agent a certificate demonstrating compliance with the requirements of this definition with respect to each Acquisition, Disposition or Investment or expenditure in Unrelated Business involving aggregate consideration in excess of $10,000,000.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Statements” shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

“Steel” shall mean Steel Partners Holdings L.P.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries, provided, however, that prior to the Restructuring Event, the term “Subsidiary” shall not include the Specified Subsidiary.

“Subsidiary Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, or a Lender Provided Foreign Currency Hedge.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to certain Borrowers pursuant to Section 2.1.3 [Swing Loan Commitment] hereof in an aggregate principal amount up to $50,000,000.

“Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.

“Swing Loan Note” shall mean the Swing Loan Note of the Borrowers (other than iGo) in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

“Swing Loans” shall mean collectively and Swing Loan shall mean separately all Swing Loans, or any Swing Loan, made by PNC to the Borrowers (other than iGo) pursuant to Section 2.1.3 [Swing Loan Commitment] hereof.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET DAY” shall mean any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Rate Loan” shall mean a Loan that bears interest at a rate based on the Term SOFR Rate or Term RFR.

“Term Rate Loan Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms specified in Section 4.1.1.1 [Revolving Credit Term Rate Loan Option].

“Term RFR” shall mean, with respect to Euros or Sterling for any Interest Period, a rate per annum determined by the Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Term RFR Forward Looking Rate by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) (i) the applicable Term RFR Forward Looking Rate by (ii) a number equal to 1.00 minus the RFR Reserve Percentage; provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The adjusted Term RFR rate for each outstanding Term RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. The Administrative Agent shall give prompt notice to the Borrowing Agent of the adjusted Term RFR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Term RFR Forward Looking Rate” shall mean, with respect to Euros or Sterling for any Interest Period, the forward-looking term rate for a period comparable to such Interest Period based on the RFR for such currency that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative.

“Term RFR Loan” shall mean a Loan that bears interest based on Term RFR.

“Term RFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrowing Agent of the occurrence of a Term RFR Transition Event.

“Term RFR Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms specified in Section 4.1.1.1(ii) [Revolving Credit Term Rate Loan Option].

“Term RFR Transition Date” shall mean, in the case of a Term RFR Transition Event, the date that is set forth in the Term RFR Notice provided to the Lenders and the Borrowing Agent pursuant to Section 4.4.4.1(ii), which date shall be at least 30 (thirty) calendar days from the date of the Term RFR Notice.

“Term RFR Transition Event” shall mean, with respect to Euros or Sterling for any Interest Period, the determination by the Administrative Agent that (a) the applicable Term RFR for such currency is determinable for each Available Tenor, (b) the administration of such Term RFR is administratively feasible for the Administrative Agent, and (c) such Term RFR is recommended for use by a Relevant Governmental Body.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Rate Loan” shall mean a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” shall mean the option of the Borrowing Agent to have Loans bear interest at the rate and under the terms specified in Section 4.1.1.1(i) [Revolving Credit SOFR Rate Option].

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Threshold Amount” shall mean an amount equal to the greater of $25,000,000 or 15% of Consolidated EBITDA.

“Tier 1 Risk-Based Capital Ratio” shall have the meaning as prescribed in regulations and guidance issued by the Federal Deposit Insurance Corporation.

“Tier 1 Leverage Ratio” shall have the meaning as prescribed in regulations and guidance issued by the Federal Deposit Insurance Corporation.

“Total Indebtedness” shall mean Indebtedness other than clause (iv) of the definition thereof, determined on a consolidated basis.

“Total Tangible Assets” shall mean total consolidated assets of the Loan Parties less intangible assets (including goodwill, intellectual property, non-compete agreements, orders backlog and customer relationships).

“Transactions” shall mean, collectively, (a) the execution and delivery of the Loan Documents on the Closing Date and the initial borrowings hereunder and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (a) the Base Rate, (b) Term SOFR Rate, (c) prior to the Term RFR Transition Date with respect to Euros or Sterling, the Daily Simple RFR for such currency or, on and after the Term RFR Transition Date with respect to any such currency, the Term RFR for such currency, or (d) Daily Simple SOFR.

“UCP” shall mean as is specified in Section 11.11.1 [Governing Law].

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unrelated Business” shall have the meaning specified in Section 8.2.10 [Continuation of or Change in Business].

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.9.7 [Status of Lenders].

“WebBank” shall mean WebBank, a Utah banking association.

“WebBank EBITDA Contribution” shall mean that an amount not to exceed  (A) the lesser of (i) the actual cash amounts received by WebFinancial Holding Corporation or WebFinancial Holding LLC comprised  of tax sharing payments and/or cash dividends/distributions, whether directly or indirectly from WebBank, and (ii) an amount equal to 25% of the Consolidated Adjusted EBITDA after giving effect to such WebBank EBITDA Contribution, minus (B) the Dollar amount of all direct and indirect Investments in WebBank, including intercompany loans and advances, capital contributions and support payments made directly or indirectly by, or on behalf of, any Loan Party in WebBank during the period of determination; provided however, that notwithstanding anything to the contrary set forth above, if WebBank fails to maintain either a Tier 1 Risk-Based Capital Ratio of at least 12.0% or a Tier 1 Leverage Ratio of at least 10.0%, then, at all times thereafter and for each month in any period in which such failure occurred, the  WebBank EBITDA Contribution shall be an amount equal to Zero ($0.00) Dollars.

“WebBank Group” shall mean, collectively, WebBank and its Subsidiaries.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“WHX Plan” shall mean, collectively and individually as the context may require, the WHX & API Foils Pension Plan and the WHX Pension Plan II, each a defined benefit plan that is covered by Title IV of ERISA, and any successor to either of the foregoing that is a defined benefit plan that is covered by Title IV of ERISA.

“Write-down and Conversion Powers” shall mean, (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2              Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated in accordance herewith and therewith; (vi) references to “province” or any like terms shall include “territory” and like terms; (vii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (viii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (ix) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document; and (x) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time. All certificates and other required submissions made by specified officers of any Loan Party shall be deemed for all purposes as made by such person solely in such person’s capacity as such officer.

1.3              Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrowers notify the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2 of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrowers in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner reasonably satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Loan Parties (and their subsidiaries) at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. In addition, the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including Accounting Standards Codification 842) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Finance Leases and obligations in respect thereof.

1.4              Currency Conditions. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted to Dollars in accordance with GAAP.

1.5              Exchange Rates; Currency Equivalents.

1.5.1       The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

1.5.2       Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), as determined by the Administrative Agent or the Issuing Lender, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

1.6              Limitation on Liability of iGo. It is the intent of the parties hereto, and the parties hereby agree that, notwithstanding any other provision of this Agreement, any other Loan Documents, or any other agreement, document or instrument secured by or entitled to the benefits of the Collateral to the contrary, that (i) in the event of any express conflict between this Section 1.6 and any other term or provision of this Agreement, the iGo Entity Guaranty Agreement, any other Loan Document or any other agreement, document or instrument secured by or entitled to the benefits of the Collateral to the contrary, this Section 1.6 shall govern and control in such respects, (ii) the iGo Entities shall only be liable, whether directly, as surety, as primary obligor, guarantor, or otherwise, for the Obligations to the extent they constitute iGo Obligations, (iii) the present and future assets of the iGo Entities shall not be subject to any Lien, claim, demand or action of any kind or nature whatsoever by the Administrative Agent or the Lenders in connection with any of the Loan Documents, or any Secured Party (as defined in the Security Agreement) entitled to the benefits of the Collateral pursuant to Section 9.2.4 [Application of Proceeds], to secure any Obligations to the extent they do not constitute iGo Obligations, (iv) neither the Administrative Agent nor the Lenders, nor any Secured Party entitled to the benefits of the Collateral pursuant to Section 9.2.4 [Application of Proceeds], shall have any recourse under this Agreement, the iGo Entity Guaranty Agreement, or any other Loan Documents, against the iGo Entities or their respective assets (including, without limitation, that portion of the Collateral comprised of assets and property of an iGo Entity) in respect of any Obligations to the extent they do not constitute iGo Obligations, (v) subject to the foregoing clauses (i)-(iv), all amounts paid by the iGo Entities and all value derived from their respective assets (including without limitation, that portion of the Collateral comprised of assets and property of an iGo Enity) shall be applied to the iGo Obligations until paid in full and then paid over to the applicable iGo Entity and (vi) any reference to an Obligation, Secured Obligation (as defined in the Security Agreement), liability, indemnity or other duty (including any Obligation, liability, indemnity or other duty that is “joint and several”) under this Agreement or any other Loan Document, shall, in the case of the iGo Entities, be limited to only those Obligations, liabilities, indemnities or other duties of the iGo Entities, or any of them, that constitute iGo Obligations and shall in no event be “joint and several” with any Obligation, Secured Obligation, liability, indemnity or other duty of any other Loan Party that do not also constitute iGo Obligations. Notwithstanding anything to the contrary set forth above or referenced in the definition of “iGo Obligations”, the foregoing provisions of this Section 1.6 [Limitation on Liability of iGo] and other covenants and limitations set forth herein specific to the iGo Entities shall not be applicable, and the iGo Obligations shall for all purposes include all Obligations hereunder and the liability of the iGo Entities hereunder and under the other Loan Documents shall be unlimited and joint and several with the other Loan Parties, upon the earliest to occur of (i) the iGo Restructuring Event or (ii) such time as SPH Group, LLC, a Delaware limited liability company, owns, either directly or indirectly in the aggregate, 100% of the voting power of the total outstanding Capital Stock of iGo.

1.7              Quebec Interpretation. For all purposes of any assets, liabilities or entities located in the Province of Quebec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the PPSA shall include publication under the Civil Code of Quebec, (g) all references to “perfection” of or “perfected” liens or security interests shall include a reference to an “opposable” or “set up” liens or security interests as against third parties, (h) any “right of offset”, “right of setoff’ or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

1.8              Benchmark Replacement Notification. Section 4.4.4 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR for any applicable currency is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR for any applicable currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.9              Conforming Changes Relating to Term SOFR, Daily Simple SOFR, Daily Simple RFR or Term RFR. With respect to the Term SOFR, Daily Simple SOFR, Daily Simple RFR or Term RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrowers and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective..

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1              Revolving Credit Commitments.

2.1.1        Revolving Credit Loans; Alternative Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Alternative Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Maturity Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the sum of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Alternative Currency which is not U.S. Dollars, (iv) the aggregate Dollar Equivalent principal amount of Revolving Credit Loans made in an Alternative Currency other than U.S. Dollars (each an “Alternative Currency Loan”) shall not exceed the Alternative Currency Sublimit and (v) the aggregate amount of Revolving Credit Loans outstanding to iGo and/or the iGo Entities, together with all Letters of Credit issued for the account of iGo or an iGo Entity, shall not at any time exceed the iGo Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1.

2.1.2        Reserved.

2.1.3        Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrowers at any time or from time to time after the date hereof to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of $50,000,000 in the aggregate outstanding at any time ; provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.3.

2.2              Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the sum of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Maturity Date.

2.3              Commitment Fees. Accruing from the date hereof until the Maturity Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date and in U.S. Dollars.

2.4              Termination or Reduction of Revolving Credit Commitments. The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Loans, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.

2.5              Revolving Credit Loan Requests; Conversions and Renewals; Swing Loan Requests.

2.5.1        Revolving Credit Loan Requests. Except as otherwise provided herein, the Borrowing Agent, on behalf of the Borrowers, may from time to time prior to the Maturity Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time,

(i)               three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option or Daily Simple SOFR Rate Option applies or the conversion to or the renewal of any such Interest Rate Option for any Revolving Credit Loans denominated in Dollars;

(ii)              four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Alternative Currencies to which the Daily Simple RFR Option (or, after the Term RFR Transition Date, the Term RFR Option) applies, or the conversion to or renewal of a Daily Simple RFR Option (or, after the Term RFR Transition Date, the Term RFR Option) for any Revolving Credit Loans denominated in Alternative Currencies; and/or

(iii)             the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan,

in each case, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form, in each case which request shall also indicate whether such Revolving Credit Loan will be extended to iGo, or to another Borrower (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any Authorized Officer making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the currency, the Type, and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $250,000 for each Borrowing Tranche under a Term Rate Loan Option, and (y) integral multiples of $100,000 and not less than $250,000 for each Borrowing Tranche under a Daily Rate Loan Option.

2.5.2        Swing Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Maturity Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any Authorized Officer making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6              Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1        Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowing Agent, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its Ratable Share of the principal amount of each Revolving Credit Loan in the requested currency (in the case of Alternative Currency Loans, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in U.S. Dollars or the requested Alternative Currency (as applicable) in immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Alternative Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2        Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Base Rate Loan, or, for Loans other than Base Rate Loans, prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3        Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrowers (other than iGo) in U.S. Dollars only and in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4        Repayment of Revolving Credit Loans. The Borrowers shall repay the Revolving Credit Loans together with all outstanding interest thereon and fees in respect thereof on the earlier of (a) the Maturity Date and (b) the date such Revolving Credit Loans are declared, or are otherwise due and payable pursuant to Section 9.2 [Consequences of Event of Default]; provided, however, that the iGo Entities’ obligation to make any payments hereunder shall, except as otherwise provided in this Agreement, be limited to the the iGo Obligations.

2.6.5        Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon; provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or e-mail) that such Revolving Credit Loans are to be made under this Section 2.6.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.6.6        Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Borrowers and Swing Loan Lender relating to the Borrowers’ deposit, sweep and other accounts at Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrowers’ cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrowers’ accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.3 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Maturity Date), (iv) not be made at any time after Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2.6.

2.7              Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, payable to such Lender (or its registered assigns) in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender. To the extent applicable, the Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Accordion Term Loan made to it by each Lender, together with interest thereon, shall be evidenced by a Term Note, payable to such Lender (or its registered assigns) in a face amount equal to the initial principal amount of the Accordion Term Loan advanced, as applicable, of such Lender.

2.8              Use of Loan Proceeds. The proceeds of the Loans shall be used (i) to refinance existing indebtedness, (ii) for the payment of fees and expenses in connection with the Transactions, and (iii) for general corporate purposes (including, for the avoidance of doubt, pension expenses and contributions, advances for pension expenses and contributions to Handy, Investments permitted under Section 8.2.4 and for working capital), Letters of Credit, Capital Expenditures and Permitted Acquisitions.

2.9              Letter of Credit Subfacility.

2.9.1        Issuance of Letters of Credit

2.9.1.1  The Borrowing Agent, on behalf of the Borrowers and other Loan Parties, may at any time prior to the Letter of Credit Expiration Date request the issuance of a letter of credit (each a “Letter of Credit”) which may be denominated in either Dollars or an Alternative Currency, for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance (which, in respect of any Existing Letters of Credit, shall be deemed to be the Closing Date). Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event shall expire later than the Letter of Credit Expiration Date; provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $50,000,000 (the “Letter of Credit Sublimit”), (ii) the Letters of Credit issued for the account of an iGo Entity, together with the aggregate amount of Revolving Credit Loans outstanding to the iGo Entities, exceed, in the aggregate at any one time, the iGo Sublimit or (iii) the Revolving Facility Usage exceed, at any one time, the Line Cap. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrowers and the Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (B) above), subject to a right on the part of the Issuing Lender, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal; provided that unless otherwise directed by the Issuing Lender, the Borrowers shall not be required to make a specific request to the Issuing Lender for any such renewal. Each request by the Borrowing Agent for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrowing Agent and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. All Existing Letters of Credit issued by a Lender shall be deemed to be issued hereunder as of the Closing Date and shall constitute Letters of Credit subject to the terms hereof.

2.9.1.2  The Issuing Lender shall not be under any obligation to issue any Letter of Credit, if:

(i)                 any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(ii)              the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(iii)            except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount of less than $50,000;

(iv)             the Letter of Credit is to be denominated in a currency other than Dollars, Euros, or British Pounds Sterling; or

(v)               any Revolving Credit Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.10(iii) [Defaulting Lenders]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has an actual or potential Fronting Exposure, as it may elect in its sole discretion.

2.9.2        Letter of Credit Fees. The Borrowers shall pay in Dollars, or at the Administrative Agent’s option, the Alternative Currency in which each Letter of Credit is issued (i) to the Administrative Agent for the ratable account of the Lenders based on their respective Ratable Share a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily amount available to be drawn under each Letter of Credit and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.9.3        Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.

2.9.3.1  In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. The Borrowers shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrowers fail to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than (x) any notice requirements and (y) the requirement that the Revolving Facility Usage not exceed the Line Cap at such time. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2  Each Lender shall upon any notice pursuant to Section 2.9.3.1, whether or not the Revolving Facility Usage exceeds the Line Cap at such time, make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3  With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.9.3.1, because of the Borrowers’ failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3.

2.9.4        Repayment of Participation Advances.

2.9.4.1  Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2  If the Administrative Agent (or the Issuing Lender) is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, administrator, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender (or any payment made to the Issuing Lender directly) pursuant to this Section 2.9.4 in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent (or the Issuing Lender, as the case may be) plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time.

2.9.5        Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6        Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7        Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrowers to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i)                 any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)              the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii)            any lack of validity or enforceability of any Letter of Credit;

(iv)             any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary, any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v)               the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)             payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)          the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)        any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)             any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x)               any breach of this Agreement or any other Loan Document by any party thereto;

(xi)             the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii)          the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)        the fact that the Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8        Indemnity. Each Loan Party hereby agrees, jointly and severally, to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9        Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of or any drawing under any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to any Loan Party or any Lender.

2.9.10    Issuing Lender Reporting Requirements. The Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and the Borrowers a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.10          Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)                                         fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.3 [Commitment Fees];

(ii)                                      the Revolving Credit Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1 [Modifications, Amendments or Waivers]); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender directly affected thereby;

(iii)                                    if any Swing Loans are outstanding or any Letter of Credit Obligations exist at the time such Lender becomes a Defaulting Lender, then:

(a)               all or any part of the outstanding Swing Loans and Letter of Credit Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders with a Revolving Credit Commitment in accordance with their respective Ratable Shares but only to the extent that (x) the sum of the Non-Defaulting Lenders’ Revolving Facility Usage plus such Defaulting Lender’s Ratable Share of the sum of the outstanding principal amount of the Swing Loans then outstanding plus the Letter of Credit Obligations at such time does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(b)               if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swing Loans, and (y) second, Cash Collateralize for the benefit of the Issuing Lender, the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (a) above) in a deposit account held at the Administrative Agent for so long as such Letter of Credit Obligations are outstanding;

(c)               if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Letter of Credit Obligations pursuant to clause (b) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations during the period such Defaulting Lender’s Letter of Credit Obligations are Cash Collateralized;

(d)               if the Letter of Credit Obligations of the Non-Defaulting Lenders are reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.9.2 [Letter of Credit Fees] shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Share; and

(e)               if all or any portion of such Defaulting Lender’s Letter of Credit Obligations are neither reallocated nor Cash Collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.9.2 [Letter of Credit Fees] with respect to such Defaulting Lender’s Letter of Credit Obligations shall be payable to the Issuing Lender (and not to such Defaulting Lender) until and to the extent that such Letter of Credit Obligations are reallocated and/or Cash Collateralized;

(iv)                                     so long as such Lender is a Defaulting Lender, Swing Loan Lender shall not be required (a) to fund any Swing Loan and (b) the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless, in the case of clause (b) only, the Issuing Lender is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Obligations will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.10(iii), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.10(iii)(a) (and such Defaulting Lender shall not participate therein);

(v)                                       if (x) a Bankruptcy Event with respect to a parent company of any Lender shall occur following the date hereof and for so long as such event shall continue, or (y) PNC or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, PNC shall not be required to fund any Swing Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless PNC or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to PNC or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(vi)                                     in the event that the Administrative Agent, the Borrowers, PNC and the Issuing Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, and the Ratable Share of the Swing Loans and Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Ratable Share.

2.11          Increase in Revolving Credit Commitments.

2.11.1    Increasing Lenders and New Lenders. The Borrowers may, at any time and from time to time, request that (1) the current Lenders increase their Revolving Credit Commitments (any current Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

2.11.1.1                      No Obligation to Increase. No current Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Lender shall be in the sole discretion of such current Lender.

2.11.1.2                      Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase or after giving effect to such increase.

2.11.1.3                      Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments plus the aggregate outstanding balance of all Accordion Term Loans shall not exceed the Maximum Accordion Amount.

2.11.1.4                      Minimum Revolving Credit Commitments. After giving effect to such increase, the amount of the Revolving Credit Commitments provided by any New Lender shall be at least $10,000,000.

2.11.1.5                      Minimum Increase. Each request by the Borrowers to increase Revolving Credit Commitments pursuant to this Section 2.11 shall be in an aggregate principal amount of not less than $25,000,000 and shall be in an increment of $5,000,000 in excess thereof (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.11.1.3 [Aggregate Revolving Credit Commitments]).

2.11.1.6                      Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) opinions of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

2.11.1.7                      Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender a replacement revolving credit Note reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a revolving credit Note reflecting the amount of such New Lender’s Revolving Credit Commitment.

2.11.1.8                      Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent, the Issuing Lender and Swing Loan Lender (such consents not to be unreasonably withheld); provided, that at no time shall the Borrowers or any of Borrowers’ Affiliates or Subsidiaries become a Lender under this Agreement.

2.11.1.9                      Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

2.11.1.10                  New Lenders—Joinder. Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.11 pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.11.2    Treatment of Outstanding Loans and Letters of Credit.

2.11.2.1                      Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, the Borrowers shall repay all Revolving Credit Loans then outstanding, subject to the Borrowers’ indemnity obligations under Section 5.10 [Indemnity]; provided that it may borrow new Revolving Credit Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Revolving Credit Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11.

2.11.2.2                      Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of such increase, each Increasing Lender and each New Lender (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit and Swing Loan equal to its Ratable Share of such Letter of Credit and Swing Loan and the participation of each other Revolving Credit Lender in such Letter of Credit and Swing Loan shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances. As of the Closing Date, those letters of credit set forth on Schedule 1.1(E)(2) attached hereto and made a part hereof, which were issued pursuant to the Existing Credit Agreement by the PNC as Issuing Lender thereunder and are outstanding on the Closing Date, are hereby deemed to be Letters of Credit issued and outstanding hereunder.

2.11.2.3                      Equal and Ratable Benefit. The Revolving Credit Commitments established pursuant to this Section 2.11 shall constitute Revolving Credit Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty Agreement and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the increase in Revolving Credit Commitments pursuant to this Section 2.11.

2.12          Utilization of Commitments in Alternative Currencies.

2.12.1    Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Alternative Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency.

2.12.1.1                      For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Alternative Currency Loans and Letters of Credit to be denominated in an Alternative Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Alternative Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Alternative Currency as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Company, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made.

2.12.2    European Monetary Union; Payments In Euros Under Certain Circumstances. If (i) any Alternative Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Alternative Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrowers, then any amount payable hereunder by any party hereto in such Alternative Currency shall instead be payable in the Euro and the amount so payable shall be determined by translating the amount payable in such Alternative Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Alternative Currency by the Euro (and the provisions governing payments in Alternative Currencies in this Agreement shall apply to such payment in the Euro as if such payment in the Euro were a payment in an Alternative Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Alternative Currency will, except as otherwise provided herein, continue to be payable only in that currency.

(i)                 Additional Compensation Under Certain Circumstances. The Borrowers agree, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Alternative Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrowers and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(ii)              Requests for Additional Alternative Currencies. The Borrowers may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Alternative Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the Relevant Interbank Market. The Administrative Agent will promptly notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrowers of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrowers’ request. The requested currency shall be approved as an Alternative Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrowers’ request.

3.	Accordion Term LOANS

3.1              Accordion Term Loan.

3.1.1        Existing Lenders and New Lenders. The Borrowers may, at any time, request that (1) the current Lenders make a term loan (the “Accordion Term Loan”) (any current Lender which elects to make such Accordion Term Loan shall be referred to as a “Term Lender”) or (2) one or more new lenders (each a “New Term Lender”) join this Agreement and provide such Accordion Term Loan, subject to the following terms and conditions:

3.1.1.1  No Obligation to Provide. No current Lender shall be obligated to make any Accordion Term Loan and any Accordion Term Loan by any current Lender shall be in the sole discretion of such current Lender.

3.1.1.2  Defaults. There shall exist no Event of Default or Potential Default on the effective date of such Accordion Term Loan or after giving effect to such Accordion Term Loan.

3.1.1.3  Aggregate Accordion Term Loan Commitments. After giving effect to such Accordion Term Loan, the total of all Accordion Term Loans plus all increases to the Revolving Credit Commitments effectuated pursuant to Section 2.11 shall not exceed in the aggregate the Maximum Accordion Amount.

3.1.1.4  Minimum Accordion Term Loan. The Borrowers may request an Accordion Term Loan during the term of this Agreement, provided that no Accordion Term Loan shall be for an amount less than $25,000,000 and shall be in an increment of $5,000,000 in excess thereof. After giving effect to such Accordion Term Loan, the amount of the Accordion Term Loan provided by any New Term Lender shall be at least $10,000,000.

3.1.1.5  Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such Accordion Term Loan the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries or equivalent officer or manager with attached resolutions certifying that the Accordion Term Loan has been approved by such Loan Parties, and (2) opinions of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

3.1.1.6  Notes. The Borrowers shall execute and deliver (1) to each Term Lender and each New Term Lender a Note reflecting the amount of such Lender’s Accordion Term Loan Commitment.

3.1.1.7  Approval of New Term Lenders. Any New Term Lender shall be subject to the approval of the Administrative Agent, [the Issuing Lender and Swing Loan Lender] (such consents not to be unreasonably withheld); provided, that at no time shall the Borrowers or any of Borrowers’ Affiliates or Subsidiaries become a Lender under this Agreement.

3.1.1.8  Term Lenders. Each Term Lender shall confirm its agreement to increase make an Accordion Term Loan pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

3.1.1.9  New Term Lenders—Joinder. Each New Term Lender shall execute a lender joinder in substantially the form of Exhibit 3.1 pursuant to which such New Term Lender shall join and become a party to this Agreement and the other Loan Documents with an Accordion Term Loan Commitment in the amount set forth in such lender joinder.

3.1.2        Nature of Obligation with Respect to Accordion Term Loans; Repayment Terms. The Accordion Term Loan Commitments are not revolving credit commitments, and the Borrowers shall not have the right to borrow, repay and reborrow under Section 3.1 [Accordion Term Loan]. The terms of Accordion Term Loans, including with respect to amounts advanced, amortization and applicable interest rates shall be determined at the time such Accordion Term Loans are advanced, provided that in all events all unpaid principal, accrued and unpaid interest and all unpaid fees and expenses shall be due and payable on or before the Maturity Date.

4.	INTEREST RATES

4.1              Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Options specified below applicable to the Revolving Credit Loans, the Accordion Term Loans (to the extent applicable), or the Swing Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrowing Agent may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than an aggregate of 15 Borrowing Tranches of Revolving Credit Loans and of Accordion Term Loans; provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowing Agent may not request or renew any Term Rate Loan Option, Daily Simple SOFR Option or Daily Simple RFR Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches (i) denominated in Dollars bearing interest under a Term Rate Loan Option shall be converted immediately to the Base Rate Option and (ii) denominated in an Alternative Currency shall either (x) (A) in relation to Term Rate Loans, be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period therefor; and (B) in relation to Daily Rate Loans, be converted immediately to the Base Rate Option or (y) in relation to Term Rate Loans, be prepaid at the end of the applicable Interest Period in full, subject in all cases to the obligation of the Borrowers to pay any indemnity hereunder in connection with any such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan denominated in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.

4.1.1        Revolving Credit Interest Rate Options. The Borrowing Agent shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

4.1.1.1  Revolving Credit Loan Term Rate Loan Options:

(i)                 SOFR Rate Option. In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the SOFR Adjustment plus the Applicable Margin; or

(ii)              Term RFR Option. On and after the Term RFR Transition Date with respect to any applicable Alternative Currency, in the case of Loans denominated in any Alternative Currency that bear interest based on Term RFR, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Term RFR for such Alternative Currency as determined for each applicable Interest Period plus the RFR Adjustment plus the Applicable Margin.

4.1.1.2  Revolving Credit Loan Daily Rate Loan Options:

(i)                 Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of [365 or 366 days], as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

(ii)              Daily Simple RFR Option. Prior to the Term RFR Transition Date with respect to Loans that bear interest at a rate based on Daily Simple RFR denominated in Sterling or Euro, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in Sterling or Euro as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Daily Simple RFR for such Currency plus the RFR Adjustment plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the applicable Daily Simple RFR.

4.1.1.3  Swing Loan Interest Rate Options:

(i)                 Daily Simple SOFR Option. In the case of Swing Loans, a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Daily Simple SOFR plus the SOFR Adjustment plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Term SOFR Rate; or

(ii)              Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.

4.1.2        Rate Quotations. The Borrowing Agent may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2              Interest Periods. At any time when the Borrowing Agent shall select, convert to or renew a Term Rate Loan Option, the Borrowing Agent shall notify the Administrative Agent thereof by delivering a Loan Request at least (i) for a Term SOFR Rate Option with respect to Revolving Credit Loans denominated in Dollars, three (3) Business Days prior to the effective date and (ii) for a Term RFR Option with respect to Revolving Credit Loans denominated in Alternative Currencies, four (4) Business Days prior to the effective date. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Loan Option:

4.2.1        Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term Rate Loan Option shall be in integral multiples of, and not less than, the respective amounts specified in Section 2.5.1 [Revolving Credit Loan Requests]; and

4.2.2        Renewals. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.2.3        No Conversion of Alternative Currency Loans. No Loan denominated in any currency may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different currency.

4.3              Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been waived in writing, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

4.3.1        Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.00% per annum;

4.3.2        Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable and until it is Paid in Full; and

4.3.3        Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by Administrative Agent.

4.3.4        Interest Act (Canada). For the purposes of the Interest Act (Canada), as amended, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. The Administrative Agent agrees that if requested in writing by a Loan Party it shall calculate the nominal and effective per annum rate of interest on any outstanding Loan at any time and provide such information to such Loan Party, provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Loan Parties of any of its obligations under this Agreement or any other Loan Documents, nor result in any liability to the Administrative Agent or the Lenders. EACH LOAN PARTY HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENCE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE LOAN DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE LOAN DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE LOAN PARTIES, WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.

4.4              Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

4.4.1        Unascertainable; Increased Costs; Deposits Not Available. If at any time:

4.4.1.1  on or prior to the first day of an Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Term SOFR Rate, Daily Simple SOFR, Daily Simple RFR or Term RFR applicable to a Loan (in each case whether in Dollars or an Alternative Currency) cannot be determined pursuant to the definition thereof, including, without limitation, because such rate for the corresponding applicable currency is not available or published on a current basis or (y) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such currency or with respect to such rate (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

4.4.1.2  the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate, Daily Simple SOFR, prior to the Term RFR Transition Date, Daily Simple RFR or, on and after the Term RFR Transition Date, Term RFR, with respect to any such currency, cannot be determined pursuant to the definition thereof, or

4.4.1.3  on or prior to the first day of an Interest Period, the Required Lenders determine that for any reason in connection with any request for a Term Rate Loan (in each case whether denominated in Dollars or an Alternative Currency) or a conversion thereto or a continuation thereof that (A)  deposits in the applicable currency are not available to any Lender in connection with such Term Rate Loan, or are not being offered to banks in the market for the applicable currency, amount, and Interest Period of such Term Rate Loan, or (B) the Term Rate Loan Option for any requested currency or Interest Period with respect to a proposed Term Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2        Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any currency in the applicable interbank market for the applicable currency, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3        Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowing Agent thereof, and in the case of an event specified in Section 4.4.2 [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowing Agent.

4.4.3.1  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowing Agent to select, convert to or renew a Loan under the affected Interest Rate Option in each such currency shall be suspended (to the extent of the affected Interest Rate Option until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

4.4.3.2  If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] (a) if the Borrowing Agent has previously notified the Administrative Agent of its selection of or renewal of a an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrowing Agent’s election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or prepaid in full immediately; provided, however that absent notice from the Borrowing Agent of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).

4.4.3.3  If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality], the Borrowing Agent shall, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowing Agent of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

4.4.4        Benchmark Replacement Setting.

4.4.4.1  Benchmark Replacement.

(i)                 Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for any currency, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)              Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term RFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple RFR for the applicable currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowing Agent a Term RFR Notice with respect to the applicable Term RFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term RFR Notice after a Term RFR Transition Event and may elect or not elect to do so in its sole discretion.

4.4.4.2  Benchmark Replacement Conforming Changes. In connection with the implementation and administration of the Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

4.4.4.3  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowing Agent and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.

4.4.4.4  Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, IOSCO Principles, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-compliant, or non-aligned tenor and (ii) if a tenor was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, IOSCO Principles, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

4.4.4.5  Benchmark Unavailability Period. Upon the Borrowing Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowing Agent may revoke any request for a Loan bearing interest based on the Term SOFR Rate, Daily Simple SOFR Rate or RFR, conversion to or continuation of Loans bearing interest based on such Interest Rate Option to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowing Agent will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

4.4.4.6  Definitions. As used in this Section:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any currency, as applicable, (x) if the then-current Benchmark for such currency is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark for such currency, as applicable, pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for the Daily Simple SOFR and Daily Simple RFR is one month.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to (a) Dollars, the Term SOFR Rate or Daily Simple SOFR, or (b) Euros or Sterling, the Daily Simple RFR or Term RFR applicable for such currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, or upon the occurrence of a Term RFR Transition Event, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

Where the Benchmark is the Daily Simple SOFR or Daily Simple RFR: the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and the related Benchmark Replacement Adjustment;

Where the Benchmark is the Term SOFR Rate:

(1)       the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment; and

(2)       the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowing Agent as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion; and provided further, that with respect to a Term RFR Transition Event for any Alternative Currency, on the Term RFR Transition Date the “Benchmark Replacement” shall be the Term RFR for such Alternative Currency.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowing Agent for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of an Interest Period or on the relevant Payment Date, and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date specified by the administrator of such Benchmark or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator on which the Benchmark is or will no longer be compliant with, or the administration of such Benchmark fails to be aligned with, IOSCO Principles;

(3)       in the case of clause (4) of the definition of “Benchmark Transition Event”, the first Business Day following the fifth (5th) consecutive Business Day that all Available Tenors of such Benchmark are not published; or

(4)       in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowing Agent pursuant to this Section titled “Benchmark Replacement Setting”, which date shall be at least 30 days from the date of the Term SOFR Notice;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1), (2), or (3) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events, with respect to any then-current Benchmark for any currency:

(1)       a public statement, publication of information, or written notice is provided to Administrative Agent by or on behalf of the administrator of such Benchmark for such currency (or the published component used in the calculation thereof), announcing that such administrator has ceased or will cease to (x) publish such Benchmark for such currency permanently or indefinitely or (y) provide all Available Tenors of such Benchmark for such currency (or such component thereof), permanently or indefinitely; provided that, at the time of any such statement, publication, or notice, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such currency (or component thereof);

(2)       a public statement, publication of information, or written notice is provided to Administrative Agent by an Official Body having jurisdiction over the Administrative Agent or the administrator of such Benchmark for such currency, the regulatory supervisor for the administrator of such Benchmark for such currency (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark for such currency (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark for such currency (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark for such currency (or such component), which states that the administrator of such Benchmark for such currency (or such component) (a) has ceased or will cease to (x) publish such Benchmark for such currency permanently or indefinitely, (y) provide all Available Tenors of such Benchmark for such currency (or such component thereof) permanently or indefinitely, or (z) make such Benchmark for such currency available for use in the applicable jurisdiction with respect to syndicated credit facilities denominated in such currency or (b) no longer views it appropriate to continue using any Available Tenor of such Benchmark for such currency for syndicated credit facilities denominated in such currency or (c) views the continued use of such Benchmark for such currency as potentially undermining the safety and soundness of banks that continue to use such Benchmark in connection with syndicated credit facilities denominated in such currency; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such currency (or such component thereof);

(3)       the administrator of the Benchmark for such currency or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement or provided written notice to Administrative Agent identifying a specific date after which all Available Tenors of the Benchmark are or will no longer be compliant with, or the administration of all Available Tenors of the Benchmark fails to be aligned with, or can no longer be constructed and published in a manner that complies with, IOSCO Principles; or

(4)        all Available Tenors of the Benchmark are not published by the administrator of such Benchmark for five (5) consecutive Business Days and such failure is not the result of a temporary moratorium, embargo, or disruption declared by the administrator of such Benchmark or by the regulatory supervisor for the administrator of such Benchmark.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Administrative Agent in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5              Selection of Interest Rate Options. If the Borrowing Agent fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in Dollars under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2[Interest Periods], the Borrowing Agent shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans as the case may be, commencing upon the last day of the existing Interest Period. If the Borrowing Agent fails to select a new Interest Period to apply to any Borrowing Tranche of Loans in an Alternative Currency under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2[Interest Periods], then, unless such Borrowing Tranche is repaid as provided herein, the Borrowing Agent shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original currency with an Interest Period of one (1) month at the end of such Interest Period. If the Borrowing Agent provides any Loan Request related to a Loan at the Term SOFR Rate Option, or on and after the Term RFR Transition Date with respect to any Alternative Currency, the Term RFR Option for such Alternative Currency, but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.

5.	PAYMENTS

5.1              Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans, and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Accordion Term Loans, as applicable, in U.S. Dollars (or the applicable Alternative Currency with respect to Revolving Credit Loans or Accordion Term Loans) and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Dollar Equivalent of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Alternative Currency) in which such Loan was made and all Reimbursement Obligations with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Alternative Currency) in which such Letter of Credit was issued. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrowers with the Administrative Agent.

5.2              Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.4 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rates Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts from the Borrowers with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].

5.3              Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)                                      the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4              Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5              Interest Payment Dates. As to any Loans to which the Base Rate Option, Daily Simple SOFR or, prior to the Term RFR Transition Date with respect to any currency, the Daily Simple RFR Option for the applicable currency applies, interest shall be due and payable in arrears on each Payment Date. As to any Loans to which a Term Rate Loan Option applies (including on and after the Term RFR Transition Date with respect to any currency, as to any RFR Loan denominated in such currency), interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Maturity Date, upon acceleration or otherwise).

5.6            Voluntary Prepayments

5.6.1        Right to Prepay. The Borrowers shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, Borrowing Agent shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Accordion Term Loans, as applicable, that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans or Accordion Term Loans, as applicable, denominated in Dollars that bear interest at the Term SOFR Rate Option or Daily Simple SOFR Rate Option; (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans or Accordion Term Loans, as applicable, denominated in Alternative Currencies that bear interest at the Daily Simple RFR Option or the Term RFR Option; or (v) no later than 1:00 p.m. Eastern Time on the date of prepayment of Swing Loans, in each case of the foregoing option in this Section 5.6.1, setting forth the following information:

5.6.1.1  the date, which shall be a Business Day, on which the proposed prepayment is to be made;

5.6.1.2  a statement indicating the application of the prepayment between the Revolving Credit Loans, Accordion Term Loans and Swing Loans, ;

5.6.1.3  a statement indicating the application of the prepayment among Loans to which the Base Rate Option applies, Term SOFR Rate Option applies, Daily Simple SOFR Option applies, Daily Simple RFR Option applies and the Term RFR Option; and

5.6.1.4  the currency of such Loan and total principal amount of such prepayment, which shall not be less than the lesser of (i) (A) the Revolving Facility Usage or (B) $500,000 for any Swing Loan or $1.000.000 for any Revolving Credit Loan or Accordion Term Loan or (ii) the then outstanding balance of such Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Accordion Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to reduce pro rata the remaining scheduled amortization installments of principal of the Accordion Term Loans. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying (or which Borrower is effectuating such prepayment), the prepayment shall be applied to the outstanding Borrowing Tranches as determined by Administrative Agent and in such case (i) first to Revolving Credit Loans which are not Alternative Currency Loans, then to Alternative Currency Loans and then to Swing Loans and then to Accordion Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to other Loans denominated in Dollars, then to Term RFR Loans denominated in an Alternative Currency. Any prepayment hereunder shall be subject to the Borrowers’ Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent.

5.6.2        Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [Rates Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                 the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns];

(ii)              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)            in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;

(iv)             such assignment does not conflict with applicable Law; and

(v)               in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

5.6.3        Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrowers are or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

5.7              Mandatory Prepayments.

5.7.1        Line Cap. If for any reason the Revolving Facility Usage at any time exceeds the Line Cap then in effect, the Borrowers shall, within three (3) Business Days, prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize Letter of Credit Obligations in an aggregate amount equal to such excess.

5.7.2        Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Alternative Currencies and Dollars, then the Administrative Agent shall notify the Borrowers of the same.  The Borrowers shall pay or prepay (subject to Borrowers’ indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments.

5.7.3        Sale of Assets. In the event of any direct or indirect Disposition of any of the assets, including lines of business and Capital Stock, of the Loan Parties or any of their Subsidiaries other than any Foreign Subsidiary, Specified Excluded Subsidiary or member of the WebBank Group (other than sales or Dispositions referred to in clauses (i) through (iv), (vi), (vii) and, so long as no Event of Default has occurred and is continuing, (viii) inclusive of Section 8.2.7 [Dispositions of Assets or Subsidiaries], (each, an “Asset Sale”),  the Net Cash Proceeds for any one Asset Sale (or series of inter-related Asset Sales)  is  equal to or greater than $25,000,000, the Borrowers shall within one (1) Business Day following receipt of the Net Cash Proceeds from such Asset Sale apply an amount equal to 100% of such Net Cash Proceeds as a repayment of the outstanding Loans; provided however, that in the event any such Disposition (or series of Dispositions during the Term of this Agreement) is of Marketable Securities which are valued in excess of $50,000,000, such Net Cash Proceeds shall within one (1) Business Day following receipt of the Net Cash Proceeds from such sale of Marketable Securities be applied as a repayment of the outstanding Loans, provided further however, that so long the Borrowing Agent, prior to the date of the required payment, delivers to the Administrative Agent a certificate of an Authorized Officer to the effect that the Borrowers intend to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Cash Proceeds to acquire additional Marketable Securities, Investments permitted under Section 8.2.4 or other assets or to be used in a Permitted Acquisition, and certifying that no Event of Default or Potential Default has occurred and is continuing, then no prepayment shall be required unless and until such Net Cash Proceeds are not so reinvested by the end of such 365-day period, at which time such Net Proceeds shall be applied towards the prepayment of the Loans. Notwithstanding the foregoing, the Net Cash Proceeds for any Asset Sale attributable to any Foreign Subsidiary or member of the of the WebBank Group shall be used first to repay any intercompany Indebtedness owed to any Loan Party and second, at the discretion of such Foreign Subsidiary or member of the WebBank Group.

5.7.4        Issuance of Debt. Within one Business Day following the incurrence of any Indebtedness for borrowed money by the Borrowers or any of their Subsidiaries other than any Foreign Subsidiary, Specified Excluded Subsidiary or member of the WebBank Group (except for the incurrence of Indebtedness expressly permitted under Section 8.2.1 [Indebtedness]), the Borrowers shall apply an amount equal to 100% of the Net Cash Proceeds of such Indebtedness toward the prepayment of Loans. Notwithstanding the foregoing, the Net Cash Proceeds of any Indebtedness attributable to any Foreign Subsidiary or member of the WebBank Group shall be used first to repay any intercompany Indebtedness owed to any Loan Party and second, at the discretion of such Foreign Subsidiary or member of the WebBank Group.

5.7.5        Material Recovery Event. In the event of any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of (a “Casualty Event”), any asset of the Borrowers or any of their Subsidiaries other than any Foreign Subsidiary, Specified Excluded Subsidiary or member of the WebBank Group, resulting in aggregate Net Cash Proceeds (together with the Net Cash Proceeds of all prior Casualty Events after the Closing Date that were not applied as set forth in this Section 5.7.5) of $25,000,000 or more, the Borrowers shall within five (5) Business Days following the receipt of proceeds of any casualty or other insurance proceeds or condemnation or similar awards apply an amount equal to 100% of such Net Cash Proceeds toward the prepayment of Loans. Notwithstanding the foregoing, the Net Cash Proceeds of any Casualty Event attributable to any Foreign Subsidiary or member of the WebBank Group shall be used first to repay any intercompany Indebtedness owed to any Loan Party and second, at the discretion of such Foreign Subsidiary or member of the WebBank Group.

5.7.6        Application of Payments; Application Among Interest Rate Options. So long as no Default or Event of Default has occurred and is continuing, all prepayments required pursuant to this Section 5.7 shall be applied first to the prepayment of Accordion Term Credit Loans, second to the prepayment of Swing Loans and then to the prepayment of the Revolving Credit Loans. Any such prepayment resulting from circumstances described in Sections 5.7.1, 5.7.2, 5.7.3 (except as otherwise provided therein), or 5.7.5 shall not require a permanent reduction in Revolving Credit Commitments, while any prepayment resulting from circumstances described in Section 5.7.4 shall require a permanent reduction in the Revolving Credit Commitments in the full amount of each prepayment required to be made pursuant to such Section. Any prepayments applied to the Accordion Term Loans shall be applied to reduce pro rata the remaining scheduled amortization installments of principal of the Accordion Term Loan. All prepayments required pursuant to this Section 5.7.6 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to other Loans denominated in Dollars, then to Loans subject to the Term RFR Option denominated in an Alternative Currency, then to Loans subject to Daily Simple RFR denominated in an Alternative Currency. In the event Net Cash Proceeds of any Asset Sale or Casualty Event, giving rise to a prepayment hereunder are identifiable as direct proceeds of assets of an iGo Entity, such corresponding Net Cash Proceeds shall be applied to reduce the then outstanding iGo Obligations in accordance with this Section 5.7.6 before reducing any other Obligations. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Loan Option on any day other than the last day of the applicable Interest Period.

5.8              Increased Costs.

5.8.1        Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement, which is addressed separately in this Section 5.8) or the Issuing Lender;

(ii)              subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender, the Issuing Lender or the Relevant Interbank Market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrowers will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2        Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

5.8.3        Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Issuing Lender or other Recipient or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

5.8.4        Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 5.8 [Increased Costs] shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 5.8 [Increased Costs] for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8.5        Additional Reserve Requirements. The Borrowers shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Loan under the Term Rate Loan Option equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement under Regulation D or under any similar, successor or analogous requirement of the Board of Governors of the Federal Reserve System (or any successor) or any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans under the Term Rate Loan Option, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that in each case the Borrowers shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

5.9              Taxes.

5.9.1        Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2        Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3        Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4        Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5        Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6        Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7        Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.9.7(ii)(A), 5.9.7(ii)(B) and 5.9.7(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing,

(a)               any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(i)                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)              executed originals of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) executed originals of a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(iv)             to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership, and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(c)               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(d)               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

5.9.8        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with obtaining such refund, and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds]), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9        Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10          Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)                 payment, prepayment, conversion or renewal of any Loan to which (i) a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (ii) the Daily Simple RFR Option applies on a day other than the Payment Date therefor, in each case whether or not any such payment or prepayment is mandatory, voluntary, or automatic and whether or not any such payment or prepayment is then due; or

(ii)              attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments],

(iii)            default by any Loan Party in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder; or

(iv)             any assignment of a Loan under (i) a Term Rate Loan Option on a day other than the last day of the Interest Period therefor or (ii) the Daily Simple RFR Option on a day other than the Payment Date therefore, as a result of a request by the Borrowers pursuant to Section 5.6.2 [Replacement of a Lender].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender within ten (10) Business Days after such notice is given.

5.11          Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.3 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent may also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans (including the Closing Date) and on any mandatory prepayment dates and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.3 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

5.12          Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13          Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6.	REPRESENTATIONS AND WARRANTIES

6.1              Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1        Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company (or foreign equivalent) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization listed on Schedule 6.1.1, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and (v) is in compliance with all Anti-Terrorism Laws and Anti-Corruption Laws. No Event of Default or Potential Default exists or is continuing. Each Loan Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Loan Party’s business as currently conducted.  The use by each Loan Party and its Subsidiaries of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.  No claim has been made and remains outstanding that any Loan Party’s or its Subsidiary’s use of any Collateral does or may violate the rights of any third party that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.2        Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Loan Parties and each of their Subsidiaries, their respective jurisdictions of organization and the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”), (ii) the name of each holder of an equity interest in such Borrower (other than any Independent Shareholder of iGo and limited partners of Steel), the amount, percentage and type of such equity interest (the “Borrowers Equity Interests”), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (ii) (collectively the “Equity Interests”). The Loan Parties and each Subsidiary of each Loan Party have good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.1.3        Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms.

6.1.4        No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, except filings necessary to perfect Liens created by the Loan Documents.

6.1.5        Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.6        Financial Statements.

(i)                 Historical Statements. The Borrowers have delivered to the Administrative Agent copies of Steel’s audited consolidated and consolidating financial statements for and as of the end of the fiscal year ended December 31, 2020 and Steel’s unaudited consolidated and consolidating statements of operations and balance sheets for the quarterly fiscal period ending September 30, 2021 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the management of Steel are correct and complete and fairly represent the consolidated financial condition of the Loan Parties as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, except for any changes required by GAAP, subject, in the case of unaudited statements, to adjustments described therein and, in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes.

(ii)              Accuracy of Financial Statements; No Material Adverse Change. Neither Steel, the Borrowers nor any of their respective Subsidiaries have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Steel or the Borrowers or any of their respective Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Since December 31, 2020, no Material Adverse Change has occurred.

6.1.7        Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).

6.1.8        Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement, Steel’s annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission or any report on Form 10-Q or 8-K thereafter filed or furnished by Steel with the Securities and Exchange Commission or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.9        Taxes. All federal, state, provincial, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision (in accordance with GAAP) has been made for the payment of all material taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without any known possible, alleged or actual conflict with the rights of others, except where such conflicts would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.1.11    Liens in the Collateral. The Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein and, so long as (i) financing statements (including Fixture Filings) and other filings on file in the offices of the jurisdictions listed on Schedule 6.1.1 remain on file and (ii)  the Administrative Agent takes possession or control of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Collateral Document), the Liens created by the Collateral Documents constitute fully perfected Liens on or Liens set up against third parties on, and security interests or hypothec in, all right, title and interest of the Loan Parties in the Collateral. The Liens created by the Patent, Trademark and Copyright Security Agreement, as filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office (“CIPO”), as applicable, constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Patent, Trademark and Copyright Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Patent, Trademark and Copyright Security Agreement) registered or applied for with the United States Copyright Office and CIPO, as applicable, as the case may be. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents constitute Prior Security Interests. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrowers.

6.1.12    Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.

6.1.13    ERISA Compliance.

(i)                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrowers and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.

(ii)              There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(iii)            (a) No ERISA Event has occurred or is reasonably expected to occur; (b) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code) other than the WHX Plan and the Retirement Plan For Employees of JPS Industries Holdings LLC, neither of which unfunded pension liabilities could reasonably be expected to result in any Material Adverse Change; (c) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (d) neither Borrowers nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (e) no Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (f) no Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (g) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan

(iv)             With respect to any Canadian Pension Plan, to the best of the knowledge of the Borrowers, (1) the Canadian Pension Plans are duly registered under all applicable Federal and Provincial pension benefits legislation, (2) all statutory obligations of the Borrowers and Guarantors required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in all material respects and in a timely fashion and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement, (3) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the Borrowers and the Guarantors and fully paid into the Canadian Pension Plans in a timely fashion, (4) all material reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion, (5) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans, (6) no amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute, (7) the Canadian Pension Plans are fully funded in accordance with applicable law both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles), (8) none of the Canadian Pension Plans is the subject of an investigation, proceeding, action or claim and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim, (9) all contributions or premiums required to be made by the Borrowers and the Guarantors to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations and (10) none of the Loan Parties maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Defined Benefit Canadian Pension Plan.

6.1.14    Environmental Matters. Except with respect to any matters that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or except as set forth on Schedule 6.1.14:

(i)                 Each Loan Party and each Subsidiary of each Loan Party, including each party’s respective operations, facilities and properties, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(ii)              Neither any Loan Party nor any Subsidiary of each Loan Party has become subject to or received any written notices or claims relating to Environmental Laws;

(iii)            There are no circumstances, conditions or occurrences relating to any current or formerly owned or operated facility or property, including the Release or threatened Release of Regulated Substances, that would reasonably be expected to cause any Loan Party or any Subsidiary of any Loan Party to incur or be subject to any Environmental Liability;

(iv)             To the knowledge of any Loan Party or any Subsidiary of any Loan Party, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Regulated Substances at any current or formerly owned or operated facility or property.

6.1.15    Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.

6.1.16    Anti-Terrorism Laws. No: (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents, acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Collateral is Embargoed Property.

6.1.17    Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

6.1.18    Labor Disputes. Set forth on Schedule 6.1.18 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and any union, labor organization or other bargaining agent in respect of the employees of the Loan Parties on the date hereof. There is no significant unfair labor practice complaint pending against any Loan Party or, to the best of the Loan Parties’ knowledge, threatened against it, before the National Labor Relations Board or similar foreign entity, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against the Loan Parties or, to the best of the Loan Parties’ knowledge, threatened against it. No significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the best of the Loan Parties’ knowledge, threatened against any Loan Party.

6.1.19    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrowers acknowledge and agree that the Certificate of Beneficial Ownership is one of the Loan Documents.

6.2              Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided, however, that the Borrowers may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions], 8.2.7 [Dispositions of Assets or Subsidiaries] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1              First Loans and Letters of Credit.

7.1.1        Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)                 A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct (A) in the case of representations and warranties qualified by materiality, in all respects and (B) in the case of other representations and warranties, in all material respects, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Potential Default exists and (d) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent;

(ii)              A certificate dated the Closing Date and signed by an Authorized Officer of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate Official Body where such documents are filed with an Official Body together with certificates from the appropriate Official Body as to the continued existence and good standing of each Loan Party in each jurisdiction where organized or qualified to do business;

(iii)            This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)             The executed legal opinions of (a) Olshan Frome Wolosky LLP, counsel for the Loan Parties, dated the Closing Date, (b) Quarles & Brady LLP, Wisconsin local counsel for the Loan Parties, dated the Closing Date, and (c) Stikeman Elliott LLP, Canadian local counsel for the Loan Parties, dated the Closing Date, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(v)               Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance reasonably satisfactory to the Administrative Agent and its counsel naming the Administrative Agent for the benefit of the Secured Parties as additional insured and lender loss payee;

(vi)             A form FRU-1 signed by an Authorized Officer;

(vii)          All material consents, regulatory approvals and licenses required to effectuate, the transactions and confirmation of an absence of any legal or regulatory prohibition with respect to, the transactions contemplated hereby;

(viii)        Receipt of a business plan and budget of each of the Loan Parties on a consolidated basis, including forecasts prepared by management, of consolidated balance sheets, statements of operations and (on an annual basis only) statements of cash flow, in form and substance reasonably satisfactory to the Administrative Agent, on an annual basis through fiscal year 2026;

(ix)             The Administrative Agent shall have received:

(a)               reasonably satisfactory evidence that all certificates, agreements or instruments representing or evidencing the Pledged Securities and Intercompany Notes (each as defined in the Security Agreement and the Pledge Agreement), accompanied by instruments of transfer and stock powers undated and endorsed in blank have been delivered to the Administrative Agent; provided that such certificates, agreements or instruments may be delivered within two Business Days of the Closing Date if not delivered on or prior to the Closing Date;

(b)               reasonably satisfactory evidence that the Borrowers have used commercially reasonable efforts to obtain all the other certificates, agreements, including Control Agreements (as defined in the Security Agreement), or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by such Agreements) and, if applicable, such certificates, agreements or instruments have been delivered to the Administrative Agent;

(c)               UCC and PPSA financing statements (including Fixture Filings) in appropriate form for filing under the UCC, PPSA, as applicable, filings with the United States Patent and Trademark Office, United States Copyright Office and Canadian Intellectual Property Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents; and

(d)               certified copies of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office and Canadian Intellectual Property Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Permitted Liens) after giving effect to the Transactions; and

(x)               Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

7.1.2        Payment of Fees. The Borrowers shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document, including reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

7.2              Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties set forth in the Loan Documents shall then be true and correct (A) in the case of representations and warranties qualified by materiality, in all respects and (B) in the case of other representations and warranties, in all material respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be, (v) the Revolving Facility Usage does not exceed the Line Cap at such time, and (vi) in the case of any Loan or Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Alternative Currency.

8.	COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment in Full, the Loan Parties shall comply at all times with the following covenants:

8.1              Affirmative Covenants.

8.1.1        Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited or unlimited liability company (or foreign equivalent) and its license or qualification and good standing in its jurisdiction of organization and in each other jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.], except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.2        Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all Taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except (x) to the extent that such liabilities, including Taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made or (y) for a failure that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

8.1.3        Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions, as applicable) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by the Administrative Agent.

8.1.4        Maintenance of Properties. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties and Equipment useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof.

8.1.5        Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties during normal business hours and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request; provided that each Lender shall provide the Borrowing Agent and the Administrative Agent with reasonable notice prior to any visit or inspection and that such site visits that be limited to one time per location per year absent the continuance of an Event of Default. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

8.1.6        Keeping of Records and Books of Account. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Loan Parties to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Loan Parties, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.7        Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Revolving Credit Loan Proceeds] and as permitted by applicable Law.

8.1.8        Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Administrative Agent’s rights and remedies thereunder with respect to the Collateral.

8.1.9        Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i)                 The Loan Parties covenant and agree that (A) they shall immediately notify the Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Administrative Agent and each of the Lenders, upon request by the Administrative Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

(ii)              Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

8.1.10    Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.10, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.10 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.10 constitute, and this Section 8.1.10 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

8.1.11    Additional Guaranties and Collateral.

(i)                 With respect to any Collateral acquired after the Closing Date by any Loan Party (other than any property described in paragraphs (ii) or (iii) below) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a Prior Security Interest under the Collateral Documents, the Borrowers shall and shall cause such Loan Party to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after the date of acquisition: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Secured Parties in such property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents.

(ii)              If any Borrower or Steel forms or acquires any Subsidiary (other than an Excluded Subsidiary) after the Closing Date, or any Subsidiary that was an Excluded Subsidiary either ceases to be an Excluded Subsidiary or becomes a Loan Party in accordance with Section 11.15 [Excluded Subsidiaries], the Borrowers shall cause such Subsidiary to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after such Person becomes a Subsidiary or ceases to be an Excluded Subsidiary, as applicable: (a) execute and deliver to the Administrative Agent, a Guarantor Joinder and such amendments to this Agreement or the Guaranty Agreement and the Collateral Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in the Equity Interests in such Subsidiary that is owned by any Loan Party, (b) deliver to the Administrative Agent the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (c) cause such Subsidiary (I) to become a party to this Agreement or the Guaranty Agreement and Collateral Documents as a grantor and a Borrower or Guarantor (as reasonably determined by Administrative Agent), including by executing and delivering to the Administrative Agent a Guarantor Joinder, and (II) to take such actions reasonably necessary and required by the Collateral Documents to grant to the Administrative Agent for the benefit of the Secured Parties, a Prior Security Interest in the Collateral as described in the Collateral Documents with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent, and (d) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents, including opinions of counsel reasonably deemed appropriate or necessary by the Administrative Agent and such items as are consistent with Section 7 [Conditions of Lending and Issuance of Letters of Credit].

(iii)            With respect to any Collateral existing on the Closing Date as to which the Administrative Agent, for the benefit of the Lenders, does not have a Prior Security Interest under the Collateral Documents on the Closing Date, the Borrowers shall and shall cause such Loan Party to do the following within ten (10) Business Days (or such longer period as the Administrative Agent may permit) after the Closing Date: (a) execute and deliver to the Administrative Agent such amendments to the Collateral Documents as the Administrative Agent reasonably requests in order to grant a continuing Prior Security Interest to the Administrative Agent for the benefit of the Secured Parties in such personal property, (b) take all actions reasonably requested by the Administrative Agent and required by the Collateral Documents to grant to the Administrative Agent, for the benefit of the Secured Parties, a Prior Security Interest in such personal property as may be required by the Collateral Documents or by Law or as may be reasonably requested by the Administrative Agent and (c) execute and deliver to the Administrative Agent any other documents reasonably requested by the Administrative Agent to document its rights hereunder and under the other Loan Documents.

8.1.12    Canadian Pension Plans. The Borrowers shall (a) cause the Canadian Pension Plans to be administered in all material respects in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation, (b) not terminate, or cause to be terminated, any Canadian Pension Plan, if such plan would have a solvency deficiency on termination, (c) not maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Defined Benefit Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Defined Benefit Canadian Pension Plan, (d) promptly provide the Administrative Agent with any documentation relating to the Canadian Pension Plans as the Administrative Agent may reasonably request, and (e) shall notify the Administrative Agent within thirty (30) days of (i) a material increase in the liabilities of any Canadian Pension Plan, (ii) the establishment of a new registered pension plan or (iii) the commencement of payments of contributions to any Canadian Pension Plan to which the Borrowers had not previously been paying or contributing.

8.1.13    Post-Closing Matters. [Reserved]

8.1.14    Field Exams. If requested by the Administrative Agent, once per fiscal year of the Borrowers at any time as determined by the Administrative Agent, the Loan Parties will permit the Administrative Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Administrative Agent, and, unless an Event of Default then exists and is continuing, on reasonable prior notice and during normal business hours, to conduct field examinations or updates thereof to ensure the adequacy of the Collateral included in the related reporting and control systems; provided that, if an Event of Default has occurred and is continuing during any calendar year there shall be no limitation as to the number and frequency of such field examinations during such calendar year and all such field examinations shall be at the sole expense of the Borrowers. For purposes of this Section 8.1.14, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets.

8.1.15    Certificate of Beneficial Ownership and Other Additional Information. Provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to the Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable Laws (including without limitation the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.

8.1.16    Margin Stock. (i) To the extent proceeds of any Loan will be used by any of the Loan Parties or any of their respective Subsidiaries, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, such Loan Parties shall deliver to Administrative Agent and the Lenders a form U-1 on or before the Closing Date and (ii) if, after the Closing Date, any Loan has been or will be used by any of the Loan Parties or any of their respective Subsidiaries, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, and such Loan Parties have not already delivered a U-1 form to Administrative Agent and Lenders in accordance with clause (i), such Loan Parties shall immediately deliver to Administrative Agent and the Lenders a form U-1.

8.2              Negative Covenants.

8.2.1        Indebtedness. Neither Steel nor Borrowers shall, nor shall they permit any of their Subsidiaries, other than WebBank Group and any Specified Excluded Subsidiary, to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)                 Indebtedness under the Loan Documents;

(ii)              Existing Indebtedness as set forth on Schedule 8.2.1 and Permitted Refinancings and guarantees thereof;

(iii)            Purchase Money Indebtedness, and Permitted Refinancings thereof, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(iv)             Indebtedness owing to Steel, any Borrower or any of their Subsidiaries permitted under Section 8.2.4(iv) [Loans and Investments]; provided that any such Indebtedness shall be evidenced by the Global Intercompany Note;

(v)               Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent, (iv) Indebtedness under any Other Lender Provided Financial Service Product, or (v) Indebtedness under a commodities trading agreement entered into for the purpose of hedging precious metals inventory and not for speculative purposes; provided that the amount of such Indebtedness or other obligations of such Loan Party outstanding does not increase other than as a result of fluctuations in commodity prices or by reason of fees and expenses payable in connection therewith; provided, however, the Borrowers and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge, Lender Provided Foreign Currency Hedge, Foreign Currency Hedge, or another Interest Rate Hedge only for hedging (rather than speculative) purposes;

(vi)             Indebtedness constituting Consigned Precious Metal Indebtedness in an amount not to exceed the Maximum Precious Metal Consignment Amount;

(vii)          Endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(viii)        Indebtedness in respect of deposits or advances received in the ordinary course of business;

(ix)             Indebtedness of Foreign Subsidiaries (which are not Loan Parties) comprised of loans from third party financing sources to such Foreign Subsidiaries in an aggregate principal amount not to exceed $15,000,000 in the aggregate at any time outstanding for the working capital and operational needs of such Foreign Subsidiaries and for Permitted Acquisitions and Investments permitted by Section 8.2.4 [Loans and Investments];

(x)               the OMG Mortgage Debt in the aggregate principal amount thereof outstanding on the Closing Date after giving effect to the Transactions, less the aggregate principal amount of all repayments, repurchases or redemptions thereof after the date hereof, whether optional or mandatory;

(xi)             any Guaranty permitted by Section 8.2.4 [Loans and Investments] by any Loan Party of the Indebtedness of any Subsidiary of the Borrowers permitted under this Section 8.2.1; provided however that no Loan Party, other than Handy & Harman Group Ltd. and its Subsidiaries, shall be permitted to guaranty any Consigned Precious Metal Indebtedness;

(xii)          Indebtedness in an aggregate principal amount not to exceed $35,000,000 for the purpose of financing the purchase of an aircraft;

(xiii)        to the extent constituting Indebtedness, (i) the preferred units of Steel issued prior to the Closing Date and any Permitted Refinancings thereof and (ii) the issuance of preferred units by Steel, (a) up to $200,000,000 (which such amount shall be inclusive of any preferred units, whether in existence prior to the Closing Date or thereafter, which are paid-in-kind and added to the principal balance thereof) on substantially the same terms as the preferred units of Steel outstanding on the date hereof, provided that, with respect to any preferred units issued after the Closing Date other than any such units issued as paid-in-kind payments in connection with preferred units in existence prior to the Closing Date, the maturity date of such preferred units is at least six (6) months after the Maturity Date; or (b) under terms and conditions satisfactory to the Administrative Agent, including but not limited to tenor, mandatory cash redemption requirements and cash coupon requirements, if any;

(xiv)         other Indebtedness (other than the issuance of Disqualified Stock) in an aggregate principal amount not to exceed $50,000,000 at any time outstanding for the purpose of financing any real property; and

(xv)           Notwithstanding anything to the contrary set forth in this Section 8.2.1 [Indebtedness], unless and until each iGo Entity is wholly owned, directly or indirectly, by Borrowing Agent, and the iGo Obligations are no longer limited pursuant to Section 1.6 [Limitation on Liability of iGo] above, the iGo Entities shall not be permitted to incur any Indebtedness that may otherwise be permitted pursuant to this Section 8.2.1 [Indebtedness] clauses (iii), (iv), (v), (vi), (xii) or (xiv), all of which clauses shall be deemed inapplicable to the iGo Entities, provided, however, that the iGo Entities may incur Purchase Money Indebtedness and Permitted Refinancings thereof, in an aggregate principal amount not to exceed $1,000,000 at any time outstanding, provided, further, however, that the iGo Entities shall be permitted to incur Indebtedness under clause (iv) above only to the extent such corresponding Investment by the Loan Parties is expressly permitted by Section 8.2.4(iv) [Loans and Investments] below.

8.2.2        Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its respective Subsidiaries, other than WebBank Group and any Specified Excluded Subsidiary, to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3        Prepayments or Amendments of Other Indebtedness.

8.2.3.1  The Borrowers shall not, and shall not permit any of their respective Subsidiaries, other than WebBank Group or any Specified Excluded Subsidiary, to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness of the Loan Parties, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) any payment in the form of Capital Stock (other than Disqualified Stock) of the Borrowers or Steel, including by conversion of such Material Indebtedness into such Capital Stock, (c) so long as no Potential Default or Event of Default exists or would exist after giving effect thereto and the pro forma Leverage Ratio, after giving effect to such payment, would not be greater than 3.25:1, payments in connection with Steel Partners Holdings L.P. preferred units, (d) so long as no Potential Default or Event of Default exists or would exist after giving effect thereto and the pro forma Leverage Ratio, after giving effect to such payment, would not be greater than 3.25:1, payments in connection with WebFinancial Holding Corporation’s preferred stock, (e) Permitted Refinancings of Material Indebtedness and (f) so long as no Potential Default or Event of Default exists or would exist after giving effect thereto, prepayments of Indebtedness owing to a Borrower or any of its Subsidiaries permitted under Section 8.2.4(iv) [Loans and Investments] other than such prepayment not permitted by the Global Intercompany Note.

8.2.3.2  The Borrowers shall not, and shall not permit any Subsidiary to, amend, supplement or otherwise modify any provision of any document governing Material Indebtedness (other than Material Indebtedness solely of WebBank Group or any Specified Excluded Subsidiary, respectively) in any manner that is adverse in any material respect to the interests of the Lenders.

8.2.4        Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries, other than any Specified Excluded Subsidiary and the WebBank Group, to, directly or indirectly, at any time make or suffer to remain outstanding any loan or advance to, Guaranty the obligations of, or purchase, acquire or own any Capital Stock, bonds, notes or securities of, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, (each an “Investment”), except:

(i)                 trade credit extended on usual and customary terms in the ordinary course of business;

(ii)              Investments in the form of Cash Equivalents;

(iii)            Investments in the Capital Stock of Subsidiaries existing on the date hereof, and other Investments existing on the date hereof and set forth on Schedule 8.2.4;

(iv)             (A) Investments in any Loan Party, (B) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary and (C) Investments by any Loan Party in any Non-Guarantor Subsidiary (other than any member of the WebBank Group) in the ordinary course of business in an aggregate amount for all such Non-Guarantor Subsidiaries not to exceed $5,000,000 at any time outstanding, provided, however, that unless and until each iGo Entity is wholly owned, directly or indirectly, by Steel and the iGo Entities are jointly and severally liable for all of the Obligations, no Loan Party may make any Investments in the iGo Entities without the express written consent of the Administrative Agent;

(v)               loans and advances by any Loan Party to employees of such Loan Party not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (A) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Loan Party and (B) reasonably and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(vi)             obligations of account debtors to the Borrowers or any of their respective Subsidiaries arising in the ordinary course of business, and stock or obligations (including promissory notes) issued to the Borrowers or any of their Subsidiaries by any Person (or the representative of such Person) in respect of obligations of such Person owing to the Borrowers or their Subsidiaries (which obligations arose as accounts receivable in the ordinary course of business) in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a compromise or settlement of the obligations of such Person;

(vii)          any loans or advances to Handy or Steel made in lieu of dividends or distributions to Handy or Steel pursuant to Sections 8.2.5 (v) [Dividends and Related Distributions] and not in excess of the amount permitted thereunder, if any (it being understood that any loans or advances pursuant to this clause (vii) outstanding at any time shall count toward the dividends and distributions made pursuant to Section 8.2.5 (v) [Dividends and Related Distributions]); provided that any such loans or advances shall be evidenced by the Global Intercompany Note;

(viii)        Permitted Acquisitions;

(ix)             any Lender Provided Interest Rate Hedge or Foreign Currency Hedge or Indebtedness under any Other Lender Provided Financial Service Product;

(x)               direct or indirect Investments in WebBank in an aggregate amount not to exceed $35,000,000 so long as the Leverage Ratio both before and after giving pro forma effect to any such Investment does not exceed 3.25 to 1.00;

(xi)             the transfer of the Capital Stock of a Foreign Subsidiary to a Non-Guarantor Subsidiary in connection with Permitted Foreign Subsidiary Restructuring Transactions;

(xii)          the purchase of Marketable Securities in the ordinary course of business;

(xiii)        a one-time Investment in Specified Subsidiary in connection with the acquisition of the Capital Stock of Specified Subsidiary as set forth in the Letter Agreement so long as (i) the Leverage Ratio both before and after giving pro forma effect to any such Investment does not exceed 3.25 to 1.00 and (ii) no Potential Default or Event of Default exists or would exist after giving effect thereto;

(xiv)         Steel Excel, Inc. or another Loan Party that is a U.S. Person may make Investments by acquiring additional shares of the Capital Stock of iGo pursuant to documentation in form and substance satisfactory to Administrative Agent, provided (i) that no Default or Event of Default then exists and (ii) the Specified Transaction Requirements are satisfied;

(xv)           so long as (i) the Leverage Ratio both before and after giving pro forma effect to any such Investment does not exceed 3.25 to 1.00 and (ii) no Potential Default or Event of Default exists or would exist after giving effect thereto, Investments in joint ventures unrelated to a Specified Excluded Subsidiary in an aggregate amount not to exceed $50,000,000; and

(xvi)         so long as (i) the Leverage Ratio both before and after giving pro forma effect to any such Investment does not exceed 3.25 to 1.00 and (ii) no Potential Default or Event of Default exists or would exist after giving effect thereto, other Investments not in a Specified Excluded Subsidiary in an aggregate amount not to exceed $20,000,000.

8.2.5        Dividends and Related Distributions. The Loan Parties shall not, and shall not permit any of its Subsidiaries, other than any Specified Excluded Subsidiary, to, directly or indirectly, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its Capital Stock, on account of the purchase, redemption, retirement or acquisition of its Capital Stock, except:

(i)                 dividends or other distributions (A) to a Loan Party and (B) by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary;

(ii)              dividends or other distributions payable in the form of Capital Stock of a Borrower (other than Disqualified Stock (other than as permitted pursuant to 8.2.1(xiii) as related to paid-in-kind payments in connection with preferred units in existence prior to the Closing Date));

(iii)            so long as no Potential Default or Event of Default exists, in conjunction with a dividend or other distribution made by iGo to Steel Excel, Inc., corresponding dividends or distributions otherwise payable to any Independent Shareholder of iGo in an amount limited to their pro rata shares of such dividends or distributions based on their respective proportionate ownership interests;

(iv)             so long as no Potential Default or Event of Default exists, dividends and other distributions to Handy the proceeds of which are used solely to make contributions to the WHX Plan, which amounts (x) shall not exceed the minimum required contribution to the WHX Plan under Section 412 of the Code due on the date of such dividend or distribution and (y) shall not count toward the amount of dividends or other distributions to Handy permitted under clauses (x) of this Section 8.2.5;

(v)               so long as no Potential Default or Event of Default exists, distributions by (a) Steel to the holders of its preferred units in accordance with the terms of its partnership agreement and (b) WebFinancial Holding Corporation to the holders of its preferred units in accordance with the terms of its certificate of designation;

(vi)             the forgiveness of loans owing by (A) any Loan Party to any other Loan Party, (B) any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (C) any Loan Party to any Non-Guarantor Subsidiary, in each case outstanding on the Closing Date, and any deemed non-cash dividend in connection with such forgiveness;

(vii)          dividends or other distributions to Steel and from Steel to the holders of its Capital Stock to permit such holders to pay federal and state income Taxes when due and payable to the extent such Taxes are attributable to the income of Steel and its Subsidiaries;

(viii)        distributions by Steel to the holders of its Capital Stock so long as (i) the Leverage Ratio both before and after giving pro forma effect to any such distribution does not exceed 3.25 to 1.00 and (ii) no Potential Default or Event of Default exists or would exist after giving effect thereto;

(ix)             dividends or other distributions to Handy provided that such amounts received by Handy are immediately divdended or distributed to a Loan Party; and

(x)               dividends or other distributions to Handy or Steel, in an aggregate amount not to exceed $15,000,000 per calendar year, to be used by Handy or Steel to pay Administrative Expenses.

8.2.6        Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries, other than the Specified Excluded Subsidiaries, to dissolve, liquidate or wind-up its affairs, or become a party to any merger, consolidation or amalgamation, or make any Acquisition; provided that:

(i)                 any Subsidiary, other than any Specified Excluded Subsidiary or any member of the WebBank Group, may merge, amalgamate or consolidate with and into a Borrower; provided that such Borrower shall survive such merger, amalgamation or consolidation;

(ii)              any Non-Guarantor Subsidiary, other than any member of the WebBank Group, may merge, consolidate or amalgamate with any other Non-Guarantor Subsidiary, other than any member of the WebBank Group;

(iii)            any Subsidiary of a Borrower, other than any Specified Excluded Subsidiary or any member of the WebBank Group, may merge, consolidate or amalgamate with any Guarantor; provided that a Guarantor shall survive such merger, consolidation or amalgamation;

(iv)             so long as no Event of Default or Potential Default exists, any Subsidiary of the Borrowers may dissolve, liquidate or wind-up its affairs if (x) the Loan Parties determine in good faith that such dissolution, liquidation or winding-up is in the best interest of the Loan Parties and not materially disadvantageous to the Lenders and (y) all of such Subsidiary’s assets are distributed to a Loan Party (or, in the case of the dissolution, liquidation, or winding up the affairs of a Non-Guarantor Subsidiary to another Subsidiary); and

(v)               any Loan Party or any Non-Guarantor Subsidiary may make an Acquisition (including by merger, consolidation or amalgamation) (each a “Permitted Acquisition”); provided that each of the following requirements is met:

(a)               other than with respect to Acquisitions by Non-Guarantor Subsidiaries, in the case of any Acquisition of a Person, such Person will be wholly owned, directly or indirectly, by a Loan Party that is not a Foreign Subsidiary;

(b)               in the case of any Acquisition of a Person, such Person is not a regulated bank entity (and for avoidance of doubt, no Acquisition of a regulated bank entity by a Loan Party or any Subsidiary of any Loan Party, shall be deemed a Permitted Acquisition) or a Specified Excluded Subsidiary;

(c)               the Specified Transaction Requirements are satisfied;

(d)               the Loan Parties shall deliver to the Administrative Agent at least ten (10) Business Days (or, in the case of any Acquisition where, prior to the consummation of the Acquisition, the Consolidated Adjusted EBITDA of the Person being acquired is less than 10% of the Consolidated Adjusted EBITDA of the Loan Parties, such later date as acceptable to the Administrative Agent in its discretion) before the consummation of such Acquisition all relevant financial information with respect to the Person or assets being acquired provided to the Loan Parties by the Person being acquired or the Person selling such assets reasonably requested by the Administrative Agent, including in connection with any Acquisition involving aggregate consideration in excess of $25,000,000, audited financial statements of the Person or business acquired or a quality of earnings or similar due diligence report (by a nationally recognized accounting firm and otherwise in form and substance reasonably satisfactory to the Administrative Agent) with respect to the financial information of the Person or business acquired. The Loan Parties shall also deliver to the Administrative Agent at least ten (10) Business Days before such Permitted Acquisition copies of any material agreements entered into or proposed to be entered into by the Loan Parties in connection with such Permitted Acquisition and all other information related to such Permitted Acquisition as reasonably requested by the Administrative Agent, including environmental reports; and

(e)               with respect to Acquisitions by Non-Guarantor Subsidiaries, (i) except as otherwise set forth herein, no Loan Party may make an Investment or Loan to such Non-Guarantor Subsidiary in connection with or to fund such Acquisitions and (ii) no Loan Party may Guaranty any Indebtedness or other obligations incurred by any Person in connection with such Acquisitions.

(vi)             WebBank may make an Acquisition so long as the Person or assets being acquired are used or useful in WebBank’s business and, in the case of any Acquisition of a Person, such Person (a) conducts the same line of business as WebBank does on the Closing Date and (b) is not a Specified Excluded Subsidiary.

8.2.7        Dispositions of Assets or Subsidiaries. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries, other than Specified Excluded Subsidiaries, to, directly or indirectly, make any Disposition, except:

(i)                 sales of inventory in the ordinary course of business;

(ii)              any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the business of such Borrower or its respective Subsidiaries;

(iii)            any sale, transfer or lease of assets (A) permitted by Section 8.2.4 [Loans and Investments] or 8.2.5 [Dividends and Related Distributions], (B) to a Loan Party or (C) by a Non-Guarantor Subsidiary, other than any member of the WebBank Group, to another Non-Guarantor Subsidiary, other than any member of the WebBank Group; provided however, that unless and until each iGo Entity is wholly owned, directly or indirectly, by Steel and the iGo Entities are jointly and severally liable for all of the Obligations, no sale, transfer or lease of assets may be made by any Loan Party (other than the iGo Entities) to any iGo Entity, without the express written consent of the Administrative Agent;

(iv)             any sale, transfer or lease of assets in the ordinary course of business which are replaced by assets acquired or leased within the parameters of Section 8.2.14 [Limitation on Negative Pledge Clauses]; provided such substitute assets are subject to the Lenders’ Prior Security Interest;

(v)               any Disposition; provided that (x) the Specified Transaction Requirements are satisfied and (y) the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.3 [Sale of Assets];

(vi)             sales of Specified Factored Accounts by a Borrower or Guarantor to a Factor, so long as the following terms and conditions are satisfied: (A) the aggregate face amount of Specified Factored Accounts which may be sold by the Borrowers and Guarantors shall not exceed an amount, at any time, equal to 10% of the Loan Parties’ aggregate sales revenues, measured quarterly on a trailing 12 month basis; (B) any sale or transfer of Specified Factored Accounts shall be without any recourse, offset or claim of any kind or nature to or against any Loan Party, the Administrative Agent or any Lender; (C) no Potential Default or Event of Default shall exist; and (D) the Factoring Documents are in form and substance satisfactory to Administrative Agent;

(vii)          the transfer by a Borrower or any Subsidiary (other than a Specified Excluded Subsidiary, a Foreign Subsidiary, iGo or any iGo Entity) of any Equipment to any Foreign Subsidiary; provided that the fair market value of all such Equipment transferred pursuant to this clause (vii) does not exceed $10,000,000 in the aggregate;

(viii)        the sale of Marketable Securities in the ordinary course of business provided that the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.3 [Sale of Assets];

(ix)             the sale of investment property provided that the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.3 [Sale of Assets];

(x)               the sale of the Capital Stock of AeroJet Rocketdyne provided that the Net Cash Proceeds are applied in accordance with the provisions of Section 5.7.3 [Sale of Assets]; and

(xi)             WebBank may make Dispositions not in the Ordinary Course of Business that are approved by Administrative Agent in its sole discretion.

8.2.8        Affiliate Transactions. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries, other than Specified Excluded Subsidiaries, to, directly or indirectly, enter into or carry out any transaction with or for the benefit of any Affiliate (including purchasing property or services from or selling property or services to any such Affiliate), except (i) any transaction that is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable terms no less favorable to such Borrower or Subsidiary than such Borrower or Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, (ii) transactions between or among Loan Parties not involving any Affiliate of any Loan Party that is not a Loan Party, (iii) Investments permitted by Section 8.2.4(iv) [Loans and Investments] and dividends, distributions or other payments permitted under Section 8.2.5 [Dividends and Related Distributions], (iv) transactions pursuant to and payments of fees, indemnities and expenses to Steel or its Affiliates pursuant to the Management Services Agreements as in effect on the Closing Date or as thereafter amended in a manner not materially adverse to the Lenders, (v) customary success payments to Steel or its Affiliates made for financial advisory, financing, underwriting or placement services in respect of acquisitions, divestitures and financings; provided that (x) such payments are approved by a majority of the disinterested members of the Board of Directors each Borrower in good faith and (y) in the case of each transaction for which a payment is due, such payments when taken together with all payments to any other person providing financial advisory, financing, underwriting or placement services in respect of such transaction, do not exceed 2.5% of the overall transaction value (it being understood that no transaction fees shall be paid to Steel or its Affiliates unless the requirements of this clause (vi) are satisfied), (vi) the payment of Administrative Expenses; provided that the amount of payments under this clause (vi) when taken together with the Investments made under Section 8.2.4(vii) [Loans and Investments], shall not exceed $15,000,000 per calendar year, or (vii) issuance of incentive units by Steel pursuant to that certain Incentive Unit Agreement by and between Steel and SPH SPV-I, LLC, effective as of May 11, 2012.

8.2.9        Subsidiaries, Partnerships and Joint Ventures. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to own or create directly or indirectly any Subsidiaries unless no Potential Default or Event of Default exists or would exists or would exist after giving effect thereto.

8.2.10    Continuation of or Change in Business. The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, engage in any business (an “Unrelated Business”) other than the businesses of the Borrowers and their Subsidiaries on the date hereof and any business reasonably related, ancillary or complementary to such businesses; provided that the following shall not be subject to the foregoing restriction: (i) a business or Subsidiary that is acquired after the Closing Date in a Permitted Acquisition (which shall, for the avoidance of doubt, satisfy the Specified Transaction Requirements) and (ii) an Unrelated Business that is engaged in by the Borrowers or any of their Subsidiaries; provided that, in the case of this clause (ii), the Specified Transaction Requirements are satisfied.

8.2.11    Fiscal Year. The Borrowers shall not, and shall not permit any of their Subsidiaries, other than any Specified Excluded Subsidiary to, change their fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.12    Issuance of Stock. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, (i) issue additional Equity Interests if, as a result of any such issuance, a Change of Control would occur; provided that in connection with the issuance of additional Equity Interests permitted hereunder, the Loan Parties shall comply with any applicable requirements of the Collateral Documents; or (ii) issue any Disqualified Stock (other than to any Loan Party).

8.2.13    Changes in Organizational Documents. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in a manner materially adverse to the Lenders.

8.2.14    Limitation on Negative Pledge Clauses. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, enter into with any Person any agreement, other than this Agreement and the other Loan Documents, which prohibits or limits the ability of the Borrowers or any of such Subsidiaries, other than any Specified Excluded Subsidiary, to create, incur, assume or suffer to exist any Lien upon any of its property (including, for the avoidance of doubt, real property), assets or revenues, whether now owned or hereafter acquired, in favor of the Administrative Agent or the Lenders; provided that any Loan Party and its Subsidiaries may enter into any such agreement to the extent that (i) such agreement is in connection with a Lien permitted by clause (viii) of the definition of Permitted Liens or a sale of assets (including Equity Interests in Subsidiaries) permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries] and any such prohibitions or limitations apply only to the property encumbered by such Lien or subject to such sale (and, in the case of a sale of the Equity Interest in a Subsidiary, the property of such Subsidiary) and (ii) such agreement is a contract, license or lease entered into pursuant to the reasonable business requirements of such Loan Party which includes customary provisions prohibiting or restricting assignment or the granting of Liens on the rights contained therein.

8.2.15    Limitations on Restrictions Affecting Subsidiaries. The Loan Parties shall not, and shall not permit any of their Subsidiaries to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Loan Party, other than Specified Excluded Subsidiaries, to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or any Subsidiary of such Loan Party, (b) make loans or advances to such Loan Party or any Subsidiary of such Loan Party, (c) transfer any of its properties or assets to such Loan Party or any Subsidiary of such Loan Party or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Subsidiary of such Loan Party, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Subsidiary of a Loan Party and (v) the extension or continuation of contractual obligations in existence on the date hereof; provided that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

8.2.16    Maximum Leverage Ratio. The Borrowers shall not permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to exceed 4.25 to 1.00 as of the end of each fiscal quarter; provided, however, that notwithstanding the foregoing, following a Material Acquisition, Borrowers shall not permit the Leverage Ratio, calculated as of the end of each of the four (4) fiscal quarters immediately following such Material Acquisition (which, for the avoidance of doubt, shall commence with the fiscal quarter in which such Material Acquisition is consummated), to exceed 4.50 to 1.00.

8.2.17    Division. Notwithstanding anything to the contrary contained herein, no Loan Party may (i) divide or enter into any plan of division pursuant to section 18-217 of the Delaware Limited Liability Company Act or any similar stature or provision under any Applicable Law or otherwise, (ii) dispose of any property through a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law or (iii) make any payment or distribution pursuant to a plan of division under the Delaware Limited Liability Company Act or any comparable transaction under any similar law.

8.2.18    Minimum Interest Coverage Ratio. The Borrowers shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 3.00 to 1.00.

8.2.19    Sanctions and other Anti-Terrorism Laws. No Loan Party shall (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Loans with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender, Administrative Agent or Collateral Agent to violate any sanctions administered by OFAC.

8.2.20    Anti-Corruption Laws. No Loan Party shall directly or indirectly use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

8.2.21    Margin Stock. To the extent proceeds of any Loan has been or will be used by any of the Loan Parties or any of their respective Subsidiaries, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, such activity shall not be inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System (including without limitation, Regulation U), or the provisions of this Agreement.

8.3              Reporting Requirements. The Borrowers will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1        Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly unaudited financial statements of Steel, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of operations and comprehensive income for the fiscal quarter then ended and the fiscal year through that date and for the corresponding periods in the preceding fiscal year and cash flows for the fiscal year through that date and for the corresponding period in the preceding fiscal year, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Executive Officer, President or Chief Financial Officer of the Borrowers as having been prepared in accordance with GAAP, consistently applied, except for any change in accounting principles required by GAAP. The Borrowers shall deliver a certificate with such financial statements showing the bridge between the financial statements delivered pursuant hereto and the financial statements of the Loan Parties together with any Excluded Subsidiaries, the aggregate Consolidated EBITDA of which Excluded Subsidiaries does not exceed (i) $2,000,000 for each such Excluded Subsidiary and (ii) $12,500,000 for all such Excluded Subsidiaries in the aggregate.

8.3.2        Annual Financial Statements.

(a)               As soon as available and in any event within 90 days after the end of each fiscal year of the Loan Parties, annual unaudited financial statements of the Loan Parties, together with any Excluded Subsidiaries, the aggregate Consolidated EBITDA of which Excluded Subsidiaries does not exceed (i) $2,000,000 for each such Excluded Subsidiary and (ii) $12,500,000 for all such Excluded Subsidiaries in the aggregate, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of operations and cash flows for the fiscal year then ended and as of and for the preceding fiscal year, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by an Authorized Officer of the Borrowers as having been prepared in accordance with GAAP, consistently applied, except for any change in accounting principles required by GAAP.

(b)               As soon as available and in any event within 90 days after the end of each fiscal year of Steel, annual audited financial statements of Steel consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of operations and comprehensive income, equity holders’ equity and cash flows for the fiscal year then ended and as of any for the preceding fiscal year, all in reasonable detail and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrowers shall deliver a certificate with such financial statements showing the bridge between the financial statements delivered pursuant to this Section 8.3.2(b) and the financial statements delivered pursuant to Section 8.3.2(a), with such analysis validated by an independent third party, in a manner agreed to by Administrative Agent.

8.3.3        Certificate of the Borrowers. Concurrently with the quarterly financial statements for the first three fiscal quarters in each fiscal year and the annual financial statements furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) from the Borrowing Agent on behalf of all Borrowers signed by an Authorized Officer of the Borrowing Agent, in the form of Exhibit 8.3.3.

8.3.4        Notices.

8.3.4.1  Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2  Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.4.3  Organizational Documents. Promptly after the effectiveness thereof, notice of any amendment to the organizational documents of any Loan Party.

8.3.4.4  Erroneous Financial Information. Immediately in the event that the Borrowers or their accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

8.3.4.5  ERISA Event. Immediately upon the occurrence of any ERISA Event, or Canadian Pension Termination Event, notice in writing setting forth the details thereof and the action which the applicable Loan Party proposes to take with respect thereto.

8.3.4.6  Material Indebtedness. Promptly after (i) any officer of any Loan Party has learned of the occurrence of an event of default or potential default under any Material Indebtedness of a Loan Party or any of their respective Subsidiaries, notice in writing setting forth the details thereof and the actions such Loan Party or such Subsidiary proposes to take with respect thereto, and (ii) any amendment, supplement or waiver to any documentation governing any Material Indebtedness, a copy thereof.

8.3.4.7  Other Reports. Promptly upon their becoming available to the Loan Parties:

(i)                 Annual Budget. The annual budget and any forecasts or projections of the Loan Parties (and a “bridge” between the two sets of forecasts or projections reflecting the exclusion of EBITDA generated or attributable to (x) WebBank, WebBank Holding Corp. and Steel Investments LLC (but including, without duplication, an amount equal to the WebBank EBITDA Contribution), (y) any Excluded Subsidiary in an amount in excess of (i) $2,000,000 for each such Excluded Subsidiary and (ii) $12,500,000 for all such Excluded Subsidiaries in the aggregate and (z) any Specified Excluded Subsidiary), to be supplied not later than sixty (60) days after the commencement of the fiscal year to which any of the foregoing may be applicable.

(ii)              Management Letters. Upon Agent’s request, any reports including management letters submitted to the Borrowers, or any of them, by independent accountants in connection with any annual, interim or special audit.

(iii)            SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by Steel or any of the Loan Parties with the Securities and Exchange Commission, except to the extent they are publicly available on its website.

(iv)             WHX Plan. (a) Actuarial valuation reports related to the WHX Plan performed by Willis Towers Watson or another firm reasonably satisfactory to the Administrative Agent; provided that such report shall be required on an annual basis and delivered on such date as such report is required by Law, (b) any amendments to the WHX Plan, (c) any agreement or material correspondence with the PBGC, (d) copies of the annual report (Form 5500 Series) filed with the IRS with respect to the WHX Plan and (e) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent may reasonably request, except to the extent they are publicly available.

(v)               Reportable Compliance Event. The occurrence of a Reportable Compliance Event.

(vi)             Consigned Precious Metal Monthly Reports. Within ten (10) Business Days after the end of each month, Borrowers shall send a report in writing to Administrative Agent, in the same form as required to be delivered to the Precious Metal Consignor, setting out the quantity and quality of the Consigned Precious Metal held by Lucas Milhaupt, Inc. (and any other Loan Party) along with the locations where such Consigned Precious Metal is being held.

(vii)          Other Information. Such other reports and information (including any supporting and additional information related to the Collateral substantially consistent with the due diligence information provided by the Loan Parties prior to the Closing Date and including any material agreements entered into following the Closing Date) as the Administrative Agent or any of the Lenders may from time to time reasonably request.

9.	DEFAULT

9.1              Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1        Payments Under Loan Documents. The Borrowers shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2        Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been untrue or misleading in any material respect as of the time it was made or furnished;

9.1.3        Anti-Terrorism Laws. Any representation or warranty contained in Section 6.1.16 [Anti-Terrorism Laws] is or becomes false or misleading at any time;

9.1.4        Breach of Certain Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Loan Parties), Section 8.1.5 [Visitation Rights], Section 8.1.7 [Compliance with Laws; Use of Proceeds], Section 8.1.8 [Further Assurances], Section 8.1.9 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.2 [Negative Covenants], Section 8.3 [Reporting Requirements];

9.1.5        Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days;

9.1.6        Defaults in Other Agreements or Indebtedness. A breach, default or event of default shall occur at any time under the terms of any other agreement governing any Material Indebtedness, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, to the extent not cured) any such Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any such Indebtedness or the termination of any commitment to lend;

9.1.7        Final Judgments or Orders. Any final judgments or orders for the payment of money in an aggregate amount in excess of an amount equal to the greater of $50,000,000 or 25% of Consolidated EBITDA shall be entered against any Loan Party (not covered by independent third-party insurance as to which the insurer does not deny coverage) by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.8        Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or any security interest and Lien purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Collateral Document)) in favor of the Administrative Agent, or shall be asserted by Borrowers or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in or Lien on the Collateral covered thereby;

9.1.9        Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of the Threshold Amount or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.10    Events Relating to Pension Plans and Multiemployer Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (ii) any Loan Party or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $2,000,000, or (iii) a Canadian Pension Termination Event occurs with respect to a Canadian Pension Plan which has resulted or reasonably could be expected to result in liability of a Loan Party in an aggregate amount in excess of $500,000;

9.1.11    Change of Control. A Change of Control shall occur;

9.1.12    Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature; or

9.1.13    WebBank. WebBank fails to remain “well-capitalized” (as that term is defined by regulations promulgated by the Federal Deposit Insurance Corporation pursuant to Section 38 of the Federal Deposit Insurance Act) at any time.

9.2              Consequences of Event of Default.

9.2.1        Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.11 [Change of Control], or Section 9.1.13 [WebBank], Section 9.1.14 [Claims Against Administrative Agent or any Lender] shall occur and be continuing, the Lenders and Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, (i) by written notice to the Borrowing Agent, terminate the Revolving Credit Commitments and declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind (other than the written notice to the Borrowing Agent referred to in this clause (i)), all of which are hereby expressly waived, and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grant to the Administrative Agent and the Lenders a security interest in, all such cash as security for the Letter of Credit Obligations; and

9.2.2        Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.12 [Relief Proceedings] shall occur, (i) the Revolving Credit Commitments shall immediately terminate, and the unpaid principal amount of all Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and (ii) Administrative Agent may require the Borrowers to, and the Borrowers shall thereupon, Cash Collateralize the Obligations in an amount equal to at least the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

9.2.3        Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owning to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section 9.2.3 [Set-off] are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.4        Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other Disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)                 First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii)              Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii)            Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)             Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

(v)               Fifth, to payment of that portion of obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, to the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fifth held by them; and

(vi)             Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4, (a) no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4, or (b) unless and until each iGo Entity is wholly owned, directly or indirectly, by Borrowing Agent and the iGo Entities are jointly and severally liable for all of the Obligations, proceeds received by Administrative Agent arising from any sale or other Disposition of the Collateral, or any part thereof, representing identifiable direct proceeds of assets of an iGo Entity, shall be applied to reduce the then outstanding iGo Obligations in accordance with, and in such order as provided in, this Section 9.2.4 before reducing any other Obligations.

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products (other than Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products owing to PNC), shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

10.	THE ADMINISTRATIVE AGENT

10.1          Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of its Subsidiaries or Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3          Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

10.3.1       shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

10.3.2       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

10.3.3       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrowers, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6          Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right in consultation with the Borrowers to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier date as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10.6 and Section 11.3 [Expenses; Indemnity; Damage; Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as the Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7          Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8          No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Syndication Agents, or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9          Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrowers and Administrative Agent, as amended from time to time.

10.10      Authorization to Release Collateral and Guarantors. The Lenders (including in their capacity as counterparty to any Cash Management Agreement, Lender Provided Interest Rate Hedge or Other Lender Provided Financial Service Product) and Issuing Lenders authorize the Administrative Agent (i) to release any Collateral (a) consisting of assets or Equity Interests sold or otherwise Disposed of in a Disposition permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries] or 8.2.6 [Liquidations, Mergers, Consolidations, Amalgamations, Acquisitions] to a Person that is not a Loan Party, (b) upon the payment in full of all Obligations, termination or expiration of all Commitments and termination or Cash Collateralization in accordance with the provisions of this Agreement of all Letters of Credit, (c) that constitutes Excluded Property (as such term is defined in the Security Agreement), or (d) if approved, authorized or ratified in writing in accordance with Section 11.1 [Modifications, Amendments or Waivers], (ii) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents and (iii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (viii) of the definition of “Permitted Liens.” Upon the written request of the Borrowers (accompanied by such certificates and other documentation as the Administrative Agent may reasonably request), the Administrative Agent, on behalf of the Lenders and without any consent or action by any Lender, shall at the sole cost and expense of the Loan Parties (a) provide the releases described in the preceding sentence and (b) release the Collateral upon Payment in Full hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement and other Loan Documents pursuant to this Section 10.10 [Authorization to Release Collateral and Guarantors].

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11      No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.12      Tax Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.12 [Tax Indemnification by the Lenders]. For the avoidance of doubt, the term “Lender” shall, for the purpose of this Section 10.12 [Tax Indemnification by the Lenders], include the Issuing Lender.

10.13      Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.2.4 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

10.14      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

10.14.1       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.9.2 and 11.3. allowed in such judicial proceeding;

10.14.2       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

10.15      ERISA Matters.

10.15.1Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and the Lead Arranger and their respective Affiliates, and not for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

10.15.1.1                  such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans or the Commitments,

10.15.1.2                  the transaction exemption set forth in one or more Prohibited Transaction Exemptions (“PTEs”), such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

10.15.1.3                  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

10.15.1.4                  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

10.15.2 In addition, unless sub-clause 10.15.1.1 is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause 10.15.1.4, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower, that:

10.15.2.1                  none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any other documents related to hereto or thereto),

10.15.2.2                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

10.15.2.3                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

10.15.2.4                  no fee or other compensation is being paid directly to the Administrative Agent or its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that the Administrative Agent has a financial interest in the transactions contemplated hereby in that it or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.16      Erroneous Payments.

10.16.1 If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.16.2 that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 10.16.1 shall be conclusive, absent manifest error.

10.16.2 Without limiting Section 10.16.1, each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

10.16.2.1                  (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

10.16.2.2                  such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within two (2) Business Days of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.16.2.

10.16.3 Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under Section 10.16.1 or under the indemnification provisions of this Agreement.

10.16.4 In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 10.16.1, from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

10.16.5 The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

10.16.6 To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

10.16.7 Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

11.	MISCELLANEOUS

11.1          Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder (which waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties); provided that no such agreement, waiver or consent may be made which will:

11.1.1    Increase of Commitment. Increase the amount of the Revolving Credit Commitment or, to the extent applicable, the Accordion Term Loan Commitment of any Lender hereunder without the consent of such Lender;

11.1.2    Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender or any other amount payable to any Lender under this Agreement or the other Loan Documents, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender or any other amount payable to any Lender under this Agreement or the other Loan Documents, without the consent of each Lender directly affected thereby; provided, however that this shall not be applicable to any adjustment to interest rates as otherwise set forth herein;

11.1.3    Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries] release all or substantially all of the Collateral or all or substantially all of the Guarantors (measured by value) from their Obligations under the Guaranty Agreement without the consent of all Lenders (other than Defaulting Lenders); or

11.1.4    Miscellaneous. Amend the definition of “Alternative Currency” or Section 2.12.2(ii) [Requests for Additional Alternative Currencies], Section 5.2 [Pro Rata Treatment of Lenders], Section 9.2.4 [Application of Proceeds], Section 10.3 [Exculpatory Provisions] or Section 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or amend the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 [Increase of Commitment] through 11.1.4 [Miscellaneous] above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent may (in its sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

11.2          No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3          Expenses; Indemnity; Damage; Waiver.

11.3.1    Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3 [Expenses; Indemnity; Damage; Waiver], or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the books, records and business properties of the Borrowers and their Subsidiaries.

11.3.2    Indemnification by the Loan Parties. The Loan Parties, on a joint and several basis, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties or, any of them, under the Loan Documents, or (iv) any actual or alleged presence, Release or threatened Release of Regulated Substances on or from any facility currently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any other Environmental Liability related in any way to any Loan Party or any Subsidiary of any Loan Party; (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document. This Section 11.3.2 [Indemnification by the Loan Parties] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.3.3    Reimbursement by Lenders. To the extent that the Borrowers or any other Loan Party for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Loan Parties] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

11.3.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by the Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.3.5    Payments. All amounts due under this Section 11.3 [Expenses; Indemnity; Damage; Waiver] shall be payable not later than ten (10) days after demand therefor.

11.4          Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5          Notices; Effectiveness; Electronic Communication.

11.5.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.5.3    Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6          Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7          Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement and the completion of the transactions hereunder and Payment in Full. All covenants and agreements of any Loan Party contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage; Waiver], shall survive Payment in Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof until Payment in Full.

11.8          Successors and Assigns.

11.8.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.8.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                 Minimum Amounts.

(a)               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)               in any case not described in clause (i)(A) of this Section 11.8.2 [Assignments by Lenders], the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) being assigned by the assigning Lender (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 in the aggregate, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

(a)               the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment; or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(b)               the consent of the Issuing Lender and the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Credit Commitments.

(iv)             Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (which the Administrative Agent may waive in its sole discretion), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)               No Assignment to the Borrowers. No such assignment shall be made to the Borrowers or any of them, or to any of their Affiliates or Subsidiaries.

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swing Loan Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rates Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage; Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.4 [Rates Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) shall be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9          Confidentiality.

11.9.1    General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.9 [Confidentiality], to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section 11.9 [Confidentiality] or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties; provided that such source is not (to the recipient’s knowledge or the knowledge of any of its representatives) bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrowers or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.9 [Confidentiality] shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.9.2    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10      Counterparts; Integration; Effectiveness.

11.10.1 Counterparts; Integration; Effectiveness.

(i)                 This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

(ii)              The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.11      CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL; CHOICE OF LAW, ETC.

11.11.1 Governing Law. This Agreement shall be deemed to be a contract under, and shall be construed in accordance with, the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2 SUBMISSION TO JURISDICTION. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3 WAIVER OF VENUE. THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.11.2 [SUBMISSION TO JURISDICTION]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12      USA Patriot Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.13      Quebec Security Documents.

As part of its duties as the Administrative Agent hereunder, the Administrative Agent is hereby appointed and shall serve as the hypothecary representative for all present and future Secured Parties as contemplated by Article 2692 of the Civil Code of Québec for any hypothec granted by a Borrower or Guarantor as security for any Obligation. The constitution of the Administrative Agent as hypothecary representative shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of an assignor’s rights and obligations under this Agreement by the execution of an assignment agreement, including an Assignment and Assumption Agreement or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent pursuant to which it becomes a successor Administrative Agent under this Agreement. For certainty, the Administrative Agent, acting as hypothecary representative, shall have the same rights, powers and immunities as the Administrative Agent as stipulated herein, including under this Section 11.13. Any resignation and appointment of a successor Administrative Agent pursuant to the provisions of this Section 11.13 shall apply mutatis mutandis to the Administrative Agent acting as hypothecary representative.

11.14      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents themselves constitute a QFC or provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 11.14, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.15      Excluded Subsidiaries.

11.15.1                        An Excluded Subsidiary may become a Loan Party at the election of the Borrowing Agent at any time with the prior written consent of Administrative Agent.

11.15.2                        No Loan Party may subsequently be deemed an Excluded Subsidiary without the prior written consent of Administrative Agent

12.	BORROWING AGENCY.

12.1          Borrowing Agency Provisions.

12.1.1    Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Loan Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

12.1.2    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Administrative Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Administrative Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Administrative Agent and each Lender and holds Administrative Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Administrative Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Administrative Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Administrative Agent or any Lender with respect to this Section 12.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

12.1.3    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Administrative Agent or any Lender to any Borrower, failure of Administrative Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Administrative Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Administrative Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Administrative Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

12.1.4    Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and the Obligations are Paid in Full.

12.2          Acknowledgement and Consent to Bail-In of Affected Financial Institution. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

12.2.1    the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

12.2.2    the effects of any Bail-in Action on any such liability, including, if applicable:

12.2.2.1                      a reduction in full or in part or cancellation of any such liability;

12.2.2.2                      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

12.2.2.3                      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.

13.	AMENDMENT AND RESTATEMENT.

13.1          This Agreement amends and restates in its entirety the Existing Credit Agreement. All references to the “Credit Agreement” contained in the other Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Loan Parties (other than the Released Loan Parties) outstanding under the Existing Credit Agreement and the other Loan Documents as of the Closing Date shall remain outstanding and shall constitute continuing Obligations without novation and shall continue as such to be secured by the Collateral. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations. The Liens securing payment of the Obligations under the Existing Credit Agreement, as amended and restated in the form of this Agreement, shall in all respects be continuing, securing the payment of all Obligations.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWERS

SPH GROUP HOLDINGS LLC
By: SPH Group LLC, its Sole Managing Member

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

STEEL EXCEL INC.

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Chief Financial Officer

IGO, INC.

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

GUARANTORS

SPH GROUP LLC
By: Steel Partners Holdings GP Inc., its Managing Member

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

STEEL PARTNERS HOLDINGS L.P.
By: Steel Partners Holdings GP Inc., its General Partner

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

STEEL SERVICES LTD.

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

WEBFINANCIAL HOLDING LLC
By: WebFinancial Holding Corporation, its Managing Member

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Chief Financial Officer

STEEL SERVICES LTD.

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President & Chief Financial Officer

1001 HERMOSA AVENUE, LLC WEBBANK HOLDING CORP. WEBFINANCIAL HOLDING CORPORATION

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

580 SABAL PALM ROAD LLC
BAIRNCO, LLC
BASEBALL HEAVEN INC.
BASIN WELL LOGGING WIRELINE SERVICE INC.
BLACK HAWK ENERGY SERVICES LTD.
DGTH LLC
DUNMORE INTERNATIONAL CORP.
HANDY & HARMAN
HANDY & HARMAN ELECTRONIC MATERIALS CORPORATION
HANDY & HARMAN GROUP LTD.
HANDY & HARMAN INTERNATIONAL, LTD.
HANDY & HARMAN TUBE COMPANY, INC.
HANDYTUBE CORPORATION
INDIANA TUBE CORPORATION
JPS COMPOSITE MATERIALS CORP.
JPS INDUSTRIES HOLDINGS LLC
KASCO, LLC
LUCAS-MILHAUPT, INC.
LUCAS-MILHAUPT WARWICK LLC
MEX HOLDINGS LLC
MTE CORPORATION
OMG, INC.
OMNI TECHNOLOGIES CORPORATION OF DANVILLE
ROGUE PRESSURE SERVICES LTD.
SL DELAWARE HOLDINGS, INC.
SL INDUSTRIES, INC.
SL MONTEVIDEO TECHNOLOGY, INC.
SL POWER ELECTRONICS CORPORATION
SLMTI DS LLC
STEEL ENERGY SERVICES LTD.
STEEL SPORTS INC.
SUN WELL SERVICE, INC.
U.K. ELITE SOCCER, INC.
WHX CS CORP.

By:	/s/ Jason Wong
Name:	Jason Wong
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and a Lender

By:	/s/ Bryan Flory
Name:	Bryan Flory
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

CITIZENS BANK, N.A., as a Lender

By:	/s/ Jamie Salas
Name:	Jamie Salas
Title:	SVP

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Melinda A. White
Name:	Melinda A. White
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

TD BANK, N.A. , as a Lender

By:	/s/ John V. Raleigh
Name:	John V. Raleigh
Title:	Senior Relationship Manager

Signature Page to Amended and Restated Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shane Johnson
Name:	Shane Johnson
Title:	Executive Director

Signature Page to Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marc Evans
Name:	Marc Evans
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

MUFG BANK, LTD., as a Lender

By:	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

SANTANDER BANK, N.A., as a Lender

By:	/s/ Irv Roa
Name:	Irv Roa
Title:	Managing Director

Signature Page to Amended and Restated Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Dennis Tybor
Name:	Dennis Tybor
Title:	VP, Senior Credit Manager

Signature Page to Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Armour
Name:	Andrew Armour
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

PEOPLE'S UNITED BANK N.A., as a Lender

By:	/s/ James Riley
Name:	James Riley
Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement